UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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BETA TECHNOLOGIES, INC.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

N214BT
LOGANAIR / ROYAL MAIL FLIGHT DEMONSTRATION

AIR NEW ZEALAND FLIGHT DEMONSTRATION

N214BT
eBristow
BRISTOW FLIGHT DEMONSTRATION

EXPANDING MANUFACTURING

EXPANDING CHARGING NETWORK

CHARGE
THERMAL

CHARGE
THERMAL

Kyle Clark Founder & CEO
To our shareholders,
Thank you.
This is my first annual letter, so I will take the liberty to discuss our operating philosophies and where we focus our energy here at BETA. We started BETA to create the future of aerospace and we are on a mission to do so. We have built an aerospace company capable of designing, certifying, manufacturing, operating, and supporting aircraft that reduce the cost, increases the reliability, and expands the reach of aviation. In the words of my friend and mentor Martine Rothblatt, we will “give humans access to the z-dimension of this world.” That remains the mission.
It will take time and mental toughness. We are committed to the hard parts, the rewarding parts, and the disciplined work required to see it through. We are also committed to delivering for those of you who have trusted us with your investment and believed in us.
As an aviator, engineer, test pilot, and fabricator, I have a simple view of this business: aerospace rewards discipline and eliminates everything else. There is no room for off-point designs, unnecessary complexity, or engineering that only works in ideal conditions. Aircraft have to work in weather, under load, with normal wear, and in the hands of discerning customers, maintainers, regulators, and operators who depend on them every day.
That is the standard we are building toward.
BETA’s competitive advantage is not one feature, one aircraft, or one program. It is the system we have built: simple, certifiable aircraft; vertically integrated enabling technologies (such as bare metal flight controllers, simple motors, robust batteries, and charging infrastructure); manufacturing capability; real-world operating experience; and a culture that puts every dollar and every engineering hour toward the highest-value work because we are focused on the outcome, the mission.
We are fortunate to be at this point in time. We have a nearly unconstrained market opportunity with the confluence of the right technologies at our disposal, a regulatory environment that is ready to embrace technological advancements, and a market that is asking for a better way to move goods and people. The regulatory barrier to entry has always been high in aerospace, which has precluded small advancements over the last 50 years, but this massive asset of unconsumed technology is offering a huge advancement.
The regulatory environment is beginning to support the safe introduction of Advanced Air Mobility. And the foundational technologies we rely on, semiconductors, batteries, controls, software, and manufacturing systems, continue to improve. Aerospace has historically had high barriers to entry, which limited the pace of change. Today, those barriers are still real, but the available technology and its benefits, when engineered in correctly, are greater.
We have done more than others in this space with less capital and fewer people because we have been deliberate about what we build, what we avoid, and in what order we take on risk. We have stayed focused on simple and effective designs, pragmatic sequencing, and disciplined execution. That is what I believe is required to employ today’s technology and advance our mission.
First, prove we can certify the core technology. Then certify an electric airplane. Then bring the certified eVTOL to market. Then use the same materials data, validated models, quality systems, and engineering processes to move into larger and more capable aircraft. Each step builds capability, credibility, operating data, customer confidence, and manufacturing muscle for the next one.

In 2025, that approach continued to prove itself.
We advanced certification work, earned propulsion contracts, flew production-intent aircraft, expanded our charging network, grew our aircraft and component backlog, deepened partnerships with GE, Embraer, GD, and others, continued to put miles on aircraft in real environments and added amazing talent to our team. We also laid more of the manufacturing foundation required for the next phase of the company. We were fortunate to do this with new leadership in the FAA that created an organization and safe path for Advanced Air Mobility entry into service.
Advanced Air Mobility will not be won by the company with the best animation or the loudest marketing. It will be won by the company that can certify, build, deliver, support, and improve aircraft safely and economically over a long period of time.
Simplicity is central to that advantage.
Our aircraft are designed around operational robustness: limited moving parts; no liquid cooling; no gearboxes; no thrust vectoring; and no variable-pitch propellers where they are not needed. That simplicity reduces cost, improves reliability, supports manufacturability, and matters enormously in the field. Many of us at BETA are commercial pilots, maintainers, builders, and aircraft owners. We love what we do, and we love to fly.
Reliable, simple aircraft endure. More importantly, they fly every day.
Operational robustness and simplicity matter in commercial passenger operations. They matter in medical and cargo operations. And they matter in defense.
Defense has become one of the most important developing opportunities for BETA. The need is clear: reduce the logistics tail; reduce fuel dependency; improve operational flexibility; and field aircraft at a cost that allows them to be deployed in meaningful numbers. Rough fields, heat, dust, sand, weather, and austere maintenance environments do not favor unnecessary complexity. They favor aircraft that are simple, rugged, efficient, serviceable, and manufacturable. Our distributed propulsion architecture and systems approach are well suited to that need. Our hybrid VTOL aircraft flies faster than a helicopter, flies further than a helicopter and carries a real payload while offering the operational flexibility of vertical takeoff and landing from ships, islands and unimproved bases… without a pilot.
Defense also relies on production at scale. BETA aircraft have been designed with rate manufacturing in mind, and we have invested in the facilities, tooling, and processes to support that ambition. The people here at BETA are proud to support our military service members with simple, robust technology and manufacturing capabilities designed to produce aircraft at rates not seen since WWII.
Our partnerships are also strengthening. The work with GE has moved quickly because both teams are focused on engineering, building, testing, and learning. We have passed the first major milestones in the GE-BETA turbogenerator program, and the work has created a broader opportunity for BETA’s technology and engineering capability. In Brazil, Embraer flying on BETA propulsion is a source of real pride for our team. Their success is our success, and every flight demonstrates the value of the propulsion technology and the trust we are earning as an aerospace supplier to a great company.
We also continue to build the infrastructure around the aircraft. Our charging network is not separate from the aircraft. It is part of the system. Aircraft, chargers, training, service, software, operations, and manufacturing all have to work together as this technology moves from promise to daily use. We think about BETA as an integrated aerospace company, not simply an aircraft developer.
Our capital allocation follows the same logic.
We have been careful with capital because the work ahead is hard and the opportunity is long-term. We have invested in engineering, certification, flight test, manufacturing, charging infrastructure, and the people who make those capabilities real. In all cases, we have tried to avoid spending that creates the appearance of progress without durable value. We have made mistakes, and we have tested systems that did not pass. That is part of serious innovation and engineering. The important question is whether those dollars bought learning, reduced risk, and improved the product. Our balance sheet gives us room to execute, but our standard remains unchanged: each dollar should advance certification, customer value, operational readiness, manufacturability, and ultimately long-term owner value.

The team is the reason any of this works.
When you walk through the doorway into BETA, you can feel it: the work ethic; the ingenuity; the passion for aviation; and the willingness to solve hard problems without drama. A quote in the stairway of our R&D center reads, “No problem can withstand the assault of sustained thinking” – Voltaire.
Some problems have proven harder than I expected. One is translating rules originally written around turbine engines now being applied to electric motors. Correlations that are clear to me looking through the lens of physics are not clear to the legal teams interpreting the newly minted rules. One thing is certain to me; we are leading this work, we sometimes have to help clear the path for the industry.
Another challenge has been integrating experienced people from a wide range of successful aerospace companies into one common BETA standard. There are many good drawing standards, software tools, and processes in aerospace. The hard work is choosing ours, aligning the team around them, and applying them consistently.
Since becoming a public company, we have seen a larger and higher-quality talent pipeline, and we are continuing to grow at the right pace. In aerospace, culture shows up directly in the machine. It shows up in design reviews, in the shop, on the flight line, in test discipline, and in the way problems get solved before they become crises.
Looking ahead, our priorities are clear.
We will continue to advance certification, deliver aircraft and support eIPP operations, expand the charging network, scale manufacturing, deepen our defense and commercial partnerships, and maintain capital discipline. The FAA has set a high safety bar. That is exactly as it should be. Few companies can meet it. We believe BETA can.
I am confident in our strategy: simple systems, rigorous engineering, real-world operations, capital discipline, and promises kept.
We do not control the daily movement of our share price. We do control the quality of our engineering, the discipline of our capital allocation, the pace of our certification work, the strength of our customer relationships, and the durability of the company we are building. By those measures, I believe BETA is stronger and fundamentally more valuable today than the day we became public. I am more convinced than ever that we made the right technical and market-entry strategy decisions, and that this team will continue to focus and deliver.
To our employees, customers, partners, and shareholders: thank you. You have backed a team taking on one of the hardest and most important engineering challenges in aviation. This is still day-1 for electric aviation and advanced air mobility. We believe BETA will change the way people fly, safely and efficiently.
We understand the responsibility that comes with your trust.
We intend to continue to earn it.
Regards,
Kyle Clark

Founder and CEO
BETA Technologies

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
To Our Stockholders:
We are pleased to invite you to attend the 2026 Annual Meeting of Stockholders of BETA Technologies, Inc. to be held on Thursday, June 11, 2026, at 2:00 p.m. (ET). This year’s Annual Meeting will be conducted virtually, via live audio webcast. You will be able to attend the meeting online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/BETA2026. You will be able to vote your shares electronically during the meeting by logging in using the 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card, or on the voting instructions form accompanying these proxy materials.
The purpose of the Annual Meeting is to consider and act on the following:
1.
to re-elect three nominees identified in the accompanying proxy statement to serve as directors until the 2029 annual meeting of stockholders, as recommended by the Nominating & Corporate Governance Committee of the Board;

2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026; and
3.	to transact other business as may properly come before the meeting or any postponement or adjournment of the meeting.
We will provide access to our proxy materials via the Internet at www.proxyvote.com rather than in hard copy. We will mail a notice containing instructions on how to access the proxy statement and our fiscal 2025 annual report on or about April 29, 2026 to all stockholders entitled to vote at the Annual Meeting. Stockholders who prefer a paper copy of the proxy materials may request one on or before May 28, 2026 by following the instructions provided in the notice we will send.
Our Board has set the record date as April 14, 2026. Only stockholders that owned shares of our Class A common stock and Class B common stock at the close of business on that day are entitled to notice of and may vote at the Annual Meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to June 11, 2026, at 1150 Airport Drive, South Burlington, VT 05403.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card or voting instructions form. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.
By Order of the Board of Directors

Brian Dunkiel
Chief Legal Officer, Vice President, and Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2026
The notice of annual meeting, the proxy statement and our fiscal year 2025 annual report are available on our website at investors.beta.team. Additionally, in accordance with the rules of the Securities and Exchange Commission, you may access our proxy materials free of charge at www.proxyvote.com.

i

PROXY STATEMENT
This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors (the “Board”) of BETA Technologies, Inc. of proxies to be voted at our 2026 Annual Meeting of Stockholders (the “Annual Meeting”), and at any postponement or adjournment of the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement at the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/BETA2026 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the voting instructions form that accompanied your proxy materials.
The Notice of Annual Meeting of Stockholders, this Proxy Statement, and proxy card or voting instruction form are being distributed or made available to stockholders starting on or about April 29, 2026. Holders of record of outstanding shares of our capital stock, composed of Class A common stock, $0.0001 par value per share, and Class B common stock, $0.0001 par value per share (collectively, “Common Stock”), as of the close of business on April 14, 2026 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment of the Annual Meeting, and will vote together as a single class on all matters presented at the Annual Meeting. Each share of our Class A common stock entitles its holders to one vote per share on all matters presented to our stockholders generally, and each share of Class B common stock entitles its holders to 40 votes per share on all matters presented to our stockholders generally. At the close of business on the Record Date, there were 221,313,635 shares of Class A common stock and 8,501,484 shares of Class B common stock outstanding and entitled to vote at the Annual Meeting, representing approximately 39.4% and 60.6% of the total voting power of our Common Stock, respectively. For more information, including how to attend and vote your shares, please see “Questions and Answers About the 2026 Annual Meeting of Stockholders” on page 30.
In this Proxy Statement, “BETA,” “Company,” “we,” “us,” and “our” refer to BETA Technologies, Inc. and its consolidated subsidiaries.
Forward-Looking Statements
Some of the information in this Proxy Statement may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Please refer to the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2025 for a description of the substantial risks and uncertainties related to any forward-looking statements that may be included in this Proxy Statement.
Websites
Website addresses referenced in this Proxy Statement are inactive textual references only, and the content on the referenced websites specifically does not constitute a part of this Proxy Statement and is not incorporated by reference herein.

BOARD OF DIRECTORS
Our business and affairs are managed under the direction of our Board, which is currently composed of nine directors. Our Sixth Amended and Restated Certificate of Incorporation (our “Certificate”) provides that the authorized number of directors may be changed only by resolution of our Board. Our Certificate also provides that our Board be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the director class, name, age as of April 14, 2026, and other information for each member of our Board:

Name(1)(2)	Class	Age	Position	Director Since	Current Term Expires	Expiration or Term For Which Nominated
John E. Abele	I	89	Director	2023	2026	2029
Kyle Clark	III	46	Chief Executive Officer, President, and Director	2018	2028
Dr. David Churchill	II	63	Chief Technology Officer and Director	2021	2027
Chuck Davis	III	77	Director	2021	2028
General (RET) James McConville	I	67	Director	2024	2026	2029
Amy Gowder	II	50	Director	2025	2027
Dr. Martine A. Rothblatt	III	71	Director	2021	2028
John Slattery	I	57	Director	2025	2026	2029
Michael Stone	II	63	Director	2022	2027

(1)	Francesco Capretti transitioned off our Board in 2025 in connection with our initial public offering (“IPO”).
(2)	Dean Kamen resigned from our Board, effective February 18, 2026.
We believe that in order for our Board to effectively guide us to long-term sustainable and dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our stockholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, and strategic planning. The Nominating & Corporate Governance Committee believes that all directors must, at a minimum, meet the criteria set forth in the Board’s Code of Ethics and the Corporate Governance Guidelines, which specify, among other things, that the Nominating & Corporate Governance Committee will consider criteria such as independence, skills, and experience in the context of the needs of the Board. When considering the selection of director nominees, the Nominating & Corporate Governance Committee considers individuals with varied backgrounds, viewpoints, accomplishments, and professional expertise, among other factors. The Nominating & Corporate Governance Committee also will consider a combination of factors for each director, including: (a) the nominee’s ability to work in and promote a productive environment; (b) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director; (c) whether the nominee has demonstrated the high level of character, ethics, and integrity expected by the Company; (d) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company; and (e) the nominee’s ability to apply sound and independent business judgment.
The Nominating & Corporate Governance Committee has determined that all of our directors meet the criteria and qualifications set forth in our Code of Ethics, our Corporate Governance Guidelines, and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our stockholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions; a keen awareness of our business and social realities of the environment in which we operate; the independence and high performance standards necessary to fulfill the Board’s oversight function; and the humility, professional maturity, and style to interface openly and constructively with other directors.
Subject to any earlier resignation or removal in accordance with the terms of our Certificate, our Class I directors will serve until this annual meeting of stockholders. Our Class II directors will serve until our 2027 annual meeting of stockholders, and our Class III directors will serve until our 2028 annual meeting of stockholders. In addition, our Certificate provides that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon, voting together as a single class for so long as the outstanding Class B common stock represents 35% or more of the voting power of the then outstanding shares of our capital stock entitled to vote generally in the election of directors (“Voting Stock”). If the outstanding Class B common stock no longer represents 35% or more of our Voting Stock, then our directors may be removed only for cause upon the affirmative vote of at least 66 2∕3% of the voting power of our outstanding shares of stock entitled to vote thereon.
GE Aerospace Nomination Rights
Our Certificate provides General Electric Company, operating as GE Aerospace (“GE Aerospace”), with the right to designate one individual for election to our Board (the “Director Designation Right”) for so long as either (i) GE Aerospace beneficially owns at least 6,217,138 shares of Class A common stock or (ii) there is a Commercial Relationship (as defined in our letter agreement with GE Aerospace). At any time when GE Aerospace has neither the minimum ownership threshold nor the Commercial Relationship requirement, the Director Designation Right will terminate. See “Certain Relationships and Related Party Transactions—Letter Agreement with GE Aerospace.”
We will be required to take all necessary actions to include the GE Aerospace nominee in the slate of director nominees recommended by our Board for election by our stockholders, to solicit proxies in favor of the election of such nominee in the same manner as for other Board-recommended nominees, and to fill any vacancies created by the departure of GE Aerospace’s nominee with a new nominee selected by GE Aerospace, subject to applicable law and stock exchange requirements. We will also refrain from amending our charter or bylaws in a manner that would materially and adversely affect these rights. Additionally, if the GE Aerospace-designated director is unable to attend a meeting of the Board, GE Aerospace may appoint a non-voting alternate to attend and observe the meeting. Further, so long as GE Aerospace holds the Director Designation Right, GE Aerospace shall have the right to designate one non-voting observer to attend any meeting of our Board (including any committee thereof).
In addition, pursuant to the voting rights letter agreement, dated September 26, 2025, between Mr. Clark and the Company, Mr. Clark has agreed to vote all of the shares of the Company’s capital stock entitled to vote and held by him in favor of the director designated pursuant to GE Aerospace’s Director Designation Right at any meeting of the stockholders of the Company and in any written consent of stockholders and in favor of not removing such director without GE Aerospace’s affirmative consent. See “Certain Relationships and Related Party Transactions—Voting Rights Letter Agreement” for additional information related to such agreement.
Stockholder Recommendations for Director Nominees
The Nominating & Corporate Governance Committee will consider stockholder nominations for membership on the Board. For the 2027 Annual Meeting, nominations may be submitted to BETA Technologies, Inc., 1150 Airport Drive, South Burlington, VT 05403, Attn: Chief Legal Officer and Secretary, and such nominations will then be forwarded to the Chair of the Nominating & Corporate Governance Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on March 13, 2027 and not earlier than the close of business on February 11, 2027. Recommendations must also include certain other procedural requirements as specified in our Bylaws.
When filling a vacancy on the Board, the Nominating & Corporate Governance Committee identifies the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating & Corporate Governance Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates are then evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating & Corporate Governance Committee charter, and the same process is used for all candidates, including candidates recommended by stockholders.

PROPOSAL 1—ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
John E. Abele	I	89	Director	2023	2026	2029
General (RET) James McConville	I	67	Director	2024	2026	2029
John Slattery	I	57	Director	2025	2026	2029

Each nominee was recommended for re-election by the Nominating & Corporate Governance Committee for consideration by the Board and our stockholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat. As of the mailing of these proxy materials, the Board has no reason to believe any director nominee would not be available to serve.
Vote Required and Board Voting Recommendation
Directors will be elected at the Annual Meeting by a plurality of the votes cast in respect of the shares present in person or represented by proxy and entitled to vote on the election of directors. Abstentions and broker non-votes will have no effect on the voting results for the election of directors.
The Board unanimously recommends that you vote “FOR” each of the director nominees.
Director Nominees to Serve for a Three-Year Term Expiring at the 2029 Annual Meeting.
John E. Abele serves as a director of BETA. Mr. Abele has served as a director on our Board since June 2023. He is the co-founder of Boston Scientific (NYSE: BSX), a global leader in medical devices, where he served as an officer and director from June 1979 to May 2011. During his time at Boston Scientific, Mr. Abele pioneered the development of medical devices that would allow for less invasive surgery, with a goal to benefit public health by providing more accessible, lower-cost and lower-trauma medical treatment options. Mr. Abele holds numerous patents and has published and lectured extensively on the technology of various medical devices and on the technical, social, economic and political trends and issues affecting healthcare. He is widely regarded as a pioneer in the field of minimally invasive medicine which has profoundly improved patient outcomes worldwide. His Wisconsin-based Argosy Foundation supports creative and entrepreneurial approaches that empower and inspire people to make a positive impact on their communities. Mr. Abele holds a Bachelor of Arts in Physics and a Bachelor of Arts in Philosophy from Amherst College. Because of Mr. Abele’s extensive experience, spanning over four decades, leading scientific, technological and business advancement, we believe he is qualified to serve on our Board.
General (RET) James McConville serves as a director of BETA. General (RET) McConville has served as a director on our Board since October 2024. He has been an Operating Partner for AE Industrial Partners, a national security and aerospace private equity firm, since September 2023. General (RET) McConville was the 40th Chief of Staff of the United States Army from May 1981 to August 2023. General (RET) McConville led combat organizations from the platoon to the division level and was the longest serving commander of 101st Airborne Division. His leadership and modernization initiatives led the Army through significant transformational efforts and included the adoption of a new information age-focused talent management platform, as well as new weapon systems. He is a Senior Fellow at the Belfer Center at Harvard University and a member of the Georgia Tech Research Institute External Advisory Council. General (RET) McConville also serves as a member of the board of directors of All.Space since October 2024, Redwire Corporation (NYSE: RDW) since October 2025, and York Space Systems (NYSE: YSS) since January 2026. General (RET) McConville previously served as a member of the board of directors of Edge Autonomy from October 2023 until its acquisition by Redwire Corporation (NYSE: RDW) in June 2025 and REDLattice from October 2023 to January 2025. General (RET) McConville holds a Bachelor of Science degree from the United States Military Academy at West Point, New York, a Master of Science degree in Aerospace Engineering from Georgia Tech, and was a 2002 National Security Fellow at Harvard University. He is a 2024 Distinguished Graduate of the United States Military Academy and a 2024 member of the Army Aviation Hall of Fame and qualified in the AH-64D Apache, OH-58D, AH-6, AH-1 and others. Because of General (RET) McConville’s extensive background and experience in the aerospace and defense industry, we believe he is qualified to serve on our Board.

John Slattery serves as a director of BETA, and has served as a director on our Board since September 2025. Mr. Slattery has served as an Operating Partner at Stonepeak, an infrastructure alternative investment firm, since January 2026 and as an Advisor of GE Aerospace since June 2024. Mr. Slattery previously served as the Executive Vice President and Chief Commercial Officer of GE Aviation (NYSE: GE) from June 2022 to June 2024. Previously, Mr. Slattery served as the President and Chief Executive Officer of GE Aviation (NYSE: GE) from September 2020 to June 2022. Prior to joining GE Aviation, Mr. Slattery served as the President and Chief Executive Officer of Embraer’s (NYSE: ERJ) Commercial Aviation Division from January 2016 to September 2020. Mr. Slattery served on the board of directors of Heart Aerospace from June 2023 to May 2025. Mr. Slattery has served as chair of Forgital Group, a company in the aerospace supply chain, since July 2025, and as a member of the Strategy Committee of Azul S.A. (NYSE: AZUL) since February 2026. Mr. Slattery earned an Advanced Management Program certificate of completion from Harvard Business School, a Bachelor of Arts in Marketing from the University of Glamorgan and a Master of Business Administration from the University of Limerick. Because of Mr. Slattery’s extensive experience in business, corporate governance, risk management, regulatory engagement in highly regulated industries and the global aviation industry, we believe he is qualified to serve on our Board.
Continuing Directors
Kyle Clark is our President and Chief Executive Officer and leads all technical and strategic components of the business, including design, test and certification strategy, and commercialization of the ALIA aircraft platform. Mr. Clark has served as our Chief Executive Officer since inception in June 2018. Mr. Clark is one of the test pilots of all of BETA’s experimental aircraft. Mr. Clark has founded companies in the areas of electrification, energy storage, and collaboration software. He was previously the co-founder of iTherm Technologies and subsequently the Director of Engineering at Dynapower Company (now Sensata Technologies Holding PLC (NYSE: ST)), where he created and managed an engineering team that designed, manufactured, certified, and deployed power systems ranging from 100 kW to 36,000 kW. Mr. Clark holds patents in the areas of production of electrical aircraft and associated batteries or related technologies. Mr. Clark received an A.B. in Materials Sciences and Engineering from Harvard University. Mr. Clark is also a pilot and certified flight instructor with over 4,000 hours in fixed wing and rotorcraft aircraft, including a type rating in the Embraer Phenom 300, and has completed over 200 test flights in electric aircraft. Because of Mr. Clark’s extensive background, experience and passion in engineering and aerospace, we believe he is qualified to serve on our Board.
David Churchill, Ph.D. is our Chief Technology Officer and leads the engineering team. Mr. Churchill has served as our Chief Technology Officer since June 2018. Before joining BETA, he was the VP of Engineering for the Sensing Systems business unit of LORD-Microstrain Corp since 2012. While there he led research and development efforts resulting in innovative new product lines, including energy harvesting systems and inertial sensors for aerospace applications. He began his career carrying out R&D for the V-22 Osprey program at Boeing Helicopter Co. (NYSE: BA). He subsequently earned a Ph.D. in composite materials targeted for use in total hip and total knee replacement implants. He joined the faculty at the University of Vermont in the Orthopedics Department where his group carried out key research leading to highly successful knee replacement designs. Mr. Churchill holds a Master of Science and Ph.D. in Biomedical Engineering from the University of Pennsylvania and a Bachelor of Science and Master of Science in Mechanical Engineering from Bucknell University. Mr. Churchill earned his private pilot’s license while at BETA and has over 300 flight hours. Because of Mr. Churchill’s extensive background in engineering, aerospace, and technology, we believe he is qualified to serve on our Board.
Chuck Davis serves as the Chair of our Board and has served as such since February 2021. Mr. Davis is a founder, the Chairman, and Co-Chief Executive Officer of Stone Point Capital, a financial services focused investment firm with over $65 billion in assets under management. Before joining Stone Point in 1998, he spent 23 years at Goldman Sachs & Co. LLC (NYSE: GS), where, among other positions, Mr. Davis served as head of Investment Banking Services worldwide, a member of the International Executive Committee, and a General Partner. Mr. Davis was an Independent Director of The Hershey Company (NYSE: HSY) between 2007 and 2021, where he was Chairman for his final three years of service. He has been an Independent Director of Progressive Corp. (NYSE: PGR) since October 1996, he served as a Director of Merchants Bancshares, Inc. (Nasdaq: MBVT) from 1985 to 2008, and he was a director at Marsh & McLennan Companies, Inc. (NYSE: MMC) from 2000 to 2004. He has also served as a director of AXIS Capital (NYSE: AXS) since 2001. Mr. Davis holds a Master of Business Administration from the Columbia Business School and a Bachelor of Arts in Physical Education from the University of Vermont. Mr. Davis also holds an Honorary Doctorate in Humane Letters from Middlebury College. Because of Mr. Davis’s distinguished career advising companies and his extensive knowledge of corporate finance, we believe he is qualified to serve on our Board. Mr. Davis is currently a student pilot.

Amy Gowder serves as a director of BETA. She has served as a director on our Board since September 2025. Ms. Gowder is the President and Chief Executive Officer of GE Aerospace (NYSE: GE) Defense and Systems since May 2022, where she leads the development and manufacturing of advanced and next-generation engines and systems for military air combat, trainer, tanker, helicopter and marine applications as well as civil applications. Ms. Gowder has more than twenty years of leadership experience in the aerospace and technology industry. Prior to joining GE Aerospace, she served as the Chief Operating Officer for Aerojet Rocketdyne from May 2020 to April 2022, where she led the Engineering, Operations, Manufacturing, Supply Chain, Quality and Mission Assurance, Safety, Health and Environment and Information Technology organizations, and had oversight of eleven sites in nine states. Prior to joining Aerojet Rocketdyne, Ms. Gowder joined Lockheed Martin (NYSE: LMT) in 2005 and over her time there held several key executive positions beginning in 2006 through 2020, including president and general manager of Commercial Engine Solutions. Prior to Lockheed Martin, Ms. Gowder worked for Accenture (NYSE: ACN) and specialized in Supply Chain Management for the high-technology industry. Ms. Gowder has served on multiple advisory boards, committees and task forces in the states of Texas and Florida, advising on aerospace and defense as well as economic development topics. She holds a Bachelor of Science in Bioengineering from Arizona State University and a Master of Business Administration from the Massachusetts Institute of Technology Sloan Fellows Program. Because of Ms. Gowder’s extensive experience in business, aerospace and technology, we believe she is qualified to serve on our Board.
Martine A. Rothblatt, Ph.D., J.D., M.B.A., serves as a director of BETA. She has served as a director on our Board since February 2021. Dr. Rothblatt founded United Therapeutics (Nasdaq: UTHR) in 1996 and has served as Chairperson and Chief Executive Officer since its inception. Previously, she created SiriusXM satellite radio (Nasdaq: SIRI), through which she was responsible for enhancing aviation safety by delivery of real-time weather information to aircraft in flight and for which, among her many other pioneering efforts in electric aviation, the National Business Aviation Association (NBAA) selected Dr. Rothblatt in 2021 for its highest honor, the Meritorious Service to Aviation Award. In 2019 she received the inaugural UP Leadership Award for her advances in eVTOL technology, including her creation in 2016 and subsequent piloting to world-record distances of the world’s first electrically-powered full-size helicopter. Dr. Rothblatt has over 2000 hours piloting fixed wing and rotorcraft aircraft and served as the first flight engineer for the BETA ALIA. Through United Therapeutics, Dr. Rothblatt oversees hundreds of organ delivery flights per year from transplant donor hospitals to her company’s facilities for bioengineering services and then on to transplant recipient hospitals. She also implemented the world’s first lung transplant delivered by electric drone. Dr. Rothblatt earned her Doctor of Philosophy in Medical Ethics from the University of London after earning Juris Doctor and Master of Business Administration degrees from University of California, Los Angeles, which also recently awarded her the University of California, Los Angeles Medal, its highest honor. In 2023, the American Philosophical Society awarded Dr. Rothblatt the prestigious Benjamin Franklin Medal for Distinguished Achievement in the Sciences, recognizing her contributions to science and public service, including advancements in biotechnology, organ transplantation, and electric aviation. She is an inventor on ten U.S. patents with additional patents pending. Due to Dr. Rothblatt’s extensive experience in aviation, technology and business, we believe she is qualified to serve on our Board.
Michael Stone serves as a director of BETA. Mr. Stone has served as a director on our Board since April 2022. Mr. Stone is the Founder of FS Investors. Mr. Stone is a Senior Advisor to TPG (Nasdaq: TPG). Mr. Stone joined TPG in 2009 and served in various roles over the years, most recently as Chief Investment Officer of The Rise Funds and The Rise Climate Funds. He was also Co-Managing Partner of TPG Growth. Mr. Stone is a retired Senior Partner and past President of J.H. Whitney & Co, where he was employed from 1989 to 2009. He holds a Bachelor of Arts in Economics from Duke University and a Master of Business Administration from Harvard Business School. He is a Trustee of Duke University and serves on the Board of Overseers for the Hoover Institution. He chairs the boards of Wilderness Holdings, a safari camp owner/operator, Anew Climate, Mendocino Farms, and Hybar Steel. Because of Mr. Stone’s experience in finance and private equity, we believe he is qualified to serve on our Board.

CORPORATE GOVERNANCE
General
Our Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and charters for our Audit Committee, Compensation Committee, and Nominating & Corporate Governance Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Corporate Governance Guidelines, and our Code of Ethics in the “Governance Documents” section of investors.beta.team.
Independence Status
The listing standards of the NYSE require that, subject to specified exceptions, such as those described below under the subsection entitled, “Controlled Company Status”, each member of a listed company’s Audit Committee, Compensation Committee, and Nominating Committee be independent and that Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.
Our Board has determined that John Abele, Chuck Davis, Michael Stone and James McConville meet the requirements to be an independent director. In making this determination, our Board considered the relationships that each non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our Common Stock.
Controlled Company Status
Kyle Clark, our founder and Chief Executive Officer, controls a majority of our Voting Stock. As a result, we will remain a “controlled company.” Under New York Stock Exchange (“NYSE”) rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements. Therefore, we are permitted to, and have elected not to comply with certain corporate governance requirements of the NYSE, including that: (1) a majority of our Board consist of independent directors, (2) our Board have a compensation committee that is comprised entirely of independent directors, (3) our Board have a nominating and corporate governance committee that is comprised entirely of independent directors and (4) our Board conduct an annual performance evaluation of the compensation committee and nominating and corporate governance committee. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.
Board Meetings and Committees
We completed our IPO in November 2025. For the year ended December 31, 2025, our Board held four meetings. Our Audit Committee held one meeting during 2025 and our Compensation Committee held one meeting during 2025. Directors are expected to attend all or substantially all of the Board meetings and meetings of committees on which they serve. In 2025, each director attended at least 75% of an aggregate of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served.
Our Board has a standing Audit Committee, a standing Compensation Committee, and a standing Nominating & Corporate Governance Committee. The composition, duties, and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
John E. Abele			✔
Kyle Clark			(Chair)
Dr. David Churchill
Chuck Davis	✔	✔	✔
Amy Gowder
General (RET) James McConville	✔	✔
Dr. Martine A. Rothblatt		(Chair)
John Slattery
Michael Stone	(Chair)

✔	Committee member
Audit Committee
The Audit Committee is responsible for, among other matters:
1.	appointing, approving the compensation of, and assessing the qualifications, performance, and independence of our independent registered public accounting firm;
2.	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
3.	reviewing our policies on risk assessment and risk management;
4.
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures, as well as critical accounting policies and practices used by us;

5.	reviewing the adequacy of our internal control over financial reporting;
6.	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
7.
recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

8.	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
9.	preparing the Audit Committee report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in our annual proxy statement;
10.	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and
11.	reviewing and discussing with management and our independent registered public accounting firm our earnings releases.
Our Board has affirmatively determined that each of Messrs. Davis and Stone and General (RET) McConville meets the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and applicable NYSE listing standards. In addition, our Board has determined that each of Messrs. Davis and Stone qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.
The Board has adopted a written charter for the Audit Committee, which is available on the investor relations section of our website at investors.beta.team/governance/governance-documents. Our website is not part of this Proxy Statement.

Compensation Committee
The Compensation Committee is responsible for, among other matters:
1.	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;
2.	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;
3.	reviewing and approving the compensation of our other executive officers;
4.	appointing, compensating, and overseeing the work of any compensation consultant, legal counsel, or other advisor retained by the Compensation Committee;
5.	conducting the independence assessment outlined in NYSE rules with respect to any compensation consultant, legal counsel, or other advisor retained by the Compensation Committee;
6.	annually reviewing, and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the NYSE;
7.	reviewing and establishing our overall management compensation, philosophy, and policy; and
8.	overseeing and administering our compensation and similar plans.
The Board has adopted a written charter for the Compensation Committee, which is available on the investor relations section of our website at investors.beta.team/governance/governance-documents. Our website is not part of this Proxy Statement.
Nominating & Corporate Governance Committee
The Nominating & Corporate Governance Committee is responsible for, among other matters:
1.	developing and recommending to our Board criteria for board and committee membership;
2.	subject to the rights of GE Aerospace under our Charter, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;
3.	developing and recommending to our Board best practices and corporate governance principles;
4.	developing and recommending to our Board a set of corporate governance guidelines; and
5.	reviewing and recommending to our Board the functions, duties, and compositions of the committees of our Board.
The Board has adopted a written charter for the Nominating & Corporate Governance Committee, which is available on the investor relations section of our website at investors.beta.team/governance/governance-documents. Our website is not part of this Proxy Statement.
Board Leadership Structure
The following section describes our Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices. Our Board believes the mix of experienced independent and non-independent directors, as well as management directors that make up our Board, along with the role of our Chair and our Board committee composition, benefits BETA and its stockholders.
Independence; Board Mix
Our Board has an effective mix of independent, non-independent, and management directors. Our Board includes four independent directors, including our current Chair Chuck Davis, five non-independent directors, including the GE representative, Amy Gowder, our Chief Executive Officer, Kyle Clark, and our Chief Technology Officer, Dr. David Churchill.
Chair
Chuck Davis has been our Chair since April 2021. Mr. Davis has extensive knowledge and experience in a variety of relevant areas acquired through his professional and other experiences, including his distinguished career advising companies and his extensive knowledge of corporate finance. This knowledge and experience give Mr. Davis the insight necessary to navigate the responsibilities of strategic development and execution and provide overall guidance to our Chief Executive Officer as to the Board’s views and perspectives.
With respect to the roles of Chair of the Board and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. The roles of Chair of the Board and Chief Executive Officer are currently separated. The Board believes that this structure clarifies the individual roles and responsibilities of Chief Executive Officer and Chair of the Board, streamlines decision-making and enhances accountability. The Board believes that, at this time, separating the roles of Chair and Chief Executive Officer is the most effective leadership structure because it allows Mr. Clark to focus on the management of the Company, day-to-day operations and engaging with external stakeholders, while Mr. Davis focuses his attention on the broad strategic issues considered by the Board, leveraging his strong public company background to provide strategic guidance and effective oversight of management, engaging with the Chief Executive Officer between Board meetings and providing guidance to Mr. Clark.
Insider Trading Policy; Hedging Transactions
We have adopted an Insider Trading Policy that is designed to promote compliance with insider trading laws, rules, and regulations, as well as NYSE listing standards. Our Insider Trading Policy prohibits the trading of our securities on the basis of material, non-public information, establishes regular quarterly blackout periods, specifies procedures for seeking clearance to trade by certain designated employees, requires that all insider Rule 10b5-1 trading plans comply with applicable law, including with respect to cooling off periods, and provides for consequences of violating the Insider Trading Policy or the federal securities laws. Pursuant to our Insider Trading Policy, we prohibit our employees, directors, and officers from engaging in hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds, without specific approval from the Legal Department. Additionally, directors, officers, and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan, subject to specific written approval from the Legal Department. A copy of our Insider Trading Policy was filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Clawback Policy
In connection with our IPO, our Board adopted a Clawback Policy (the “Clawback Policy”) that complies with the NYSE’s clawback rules promulgated under Section 10D of the Exchange Act and the rules promulgated thereunder. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any such financial reporting requirement, the Clawback Policy requires that covered executives must reimburse the Company or forfeit any excess incentive-based compensation “received” (as defined under the clawback rules) by such covered executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement. Executives covered by the Clawback Policy are current and former executive officers, as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act and the NYSE listing standards. Incentive-based compensation subject to the Clawback Policy includes any cash or equity compensation that is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure. The amount subject to recovery is the excess of the incentive-based compensation received based on the erroneous data over the incentive-based compensation that would have been received had it been based on the restated results.
Executive Sessions of Our Board of Directors
Our independent directors are provided the opportunity to meet in executive sessions at each regularly scheduled meeting of our Board.
Risk Oversight
Our management team is responsible for the day-to-day management of risks we face, while our Board, assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to ensure that the risk management processes our management team has designed and implemented are appropriate and functioning adequately. To that end, our Board believes that open communication between our management team and the Board is essential for effective risk management and oversight. Our Chief Executive Officer and other members of the senior management team attend the meetings of our Board and its committees, as well as such other meetings as the Board or its committees deem appropriate, where, among other topics, they discuss strategy and key risks facing the Company. In this respect, our full Board reviews strategic and operational risk in the context of reports from our management team, and evaluates the risks inherent in significant transactions and events.
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, improve long-term organizational performance, and enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of the Company’s risk profile and also its determination of what constitutes an appropriate level of risk. In connection with its reviews of the operations of our business, our full Board addresses the primary risks associated with our business, such as strategic planning. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge.
While our full Board has overall responsibility for risk oversight, our Board committees help fulfill those oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, tax, liquidity risk, and other financial and audit-related risks. The Audit Committee discusses with our management team, along with our independent registered public accounting firm, Deloitte & Touche LLP, on a quarterly basis, guidelines and policies with respect to risk assessment and risk management, reviews our major financial risk exposures, and evaluates the steps our management team has taken to monitor and control these exposures. Our Audit Committee also monitors certain key risks on a regular basis, such as risk associated with internal control over financial reporting, liquidity risk, and other financial and audit-related risks. Our Compensation Committee oversees the design and implementation of our compensation policies and programs and monitors the incentives created by these policies and programs. Our Nominating & Corporate Governance Committee oversees our major corporate governance risks, including through monitoring compliance with our Corporate Governance Guidelines. We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes.
Code of Ethics
We have adopted a code of ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. In April 2026, we amended our Code of Ethics to further align with applicable Federal Aviation Administration regulations and reinforce our commitment to safety as a core organizational value. Our Code of Ethics is available on our website at investors.beta.team/governance/governance-documents. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.
Compensation Committee Interlocks and Insider Participation
No interlocking relationships exist between the members of our Board and the board or compensation committee of any other company.
Communications by Stockholders and Other Interested Parties with the Board
Stockholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-management or independent directors as a group, by sending regular mail to:
BETA Technologies, Inc.
1150 Airport Drive
South Burlington, VT 05403
ATTN: Board of Directors
c/o Chief Legal Officer and Secretary
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. BETA will receive the communications and process them before forwarding them to the addressee. BETA may also refer communications to other departments within BETA. BETA generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding BETA.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of BETA as of April 14, 2026:

Name	Age	Position
Kyle Clark	46	Director, Chief Executive Officer and President
Herman V. Cueto	51	Chief Financial Officer
Dr. David Churchill	63	Director and Chief Technology Officer
Brian Dunkiel	56	Chief Legal Officer, Vice President, and Secretary
Sean Donovan	38	Chief Operating Officer

Kyle Clark is our Chief Executive Officer and President and a member of our Board. His biography can be found above under “Board of Directors — Continuing Directors.”
Herman V. Cueto is our Chief Financial Officer. Mr. Cueto has served as our Chief Financial Officer since April 1, 2025. Mr. Cueto brings over 30 years of global finance leadership across the medical technology and life sciences sectors. Prior to BETA, Mr. Cueto held senior executive roles, including Interim CFO at Dentsply Sirona (Nasdaq: XRAY) from December 2024 to March 2025, EVP & CFO at Azenta Life Sciences (Nasdaq: AZTA) from October 2023 to December 2024, and various roles during his tenure at Becton Dickinson (NYSE: BDX) from June 2004 to October 2023, including as Deputy CFO beginning in October 2022. Mr. Cueto has deep expertise in financial strategy, mergers and acquisitions, operational efficiency and stakeholder engagement, and has helped companies navigate complex regulatory, market, and restructuring environments while driving profitability, enhancing transparency, and supporting long-term value creation. He holds a Master of Business Administration in Finance from Seton Hall University and a Bachelor of Science in Accounting from Fairleigh Dickinson University and is a Certified Public Accountant licensed in the state of New Jersey.
Dr. David Churchill is our Chief Technology Officer and a member of our Board. His biography can be found above under “Board of Directors — Continuing Directors.”
Brian Dunkiel serves as the Chief Legal Officer, Vice President, and Secretary. Mr. Dunkiel has served as our Chief Legal Officer since January 2023. For almost three decades, Mr. Dunkiel has dedicated his legal practice to work with clients pursuing projects, products, services, and missions that are pioneering and often unusually challenging—demanding an innovative and creative approach to meeting their legal needs. Prior to joining the Company, Mr. Dunkiel co-founded the Burlington, Vermont law firm Dunkiel Saunders PLLC in 2001 (renamed SRHLaw in January 2023 after Mr. Dunkiel’s departure). At the firm, he served as a trusted legal advisor to some of Vermont’s leading institutional nonprofits, municipalities, and businesses developing ambitious renewable energy and transmission facilities, other large infrastructure projects, and affordable housing. In addition, for nearly two decades, Mr. Dunkiel served as outside general counsel to Seventh Generation, Inc., working with the business’ founders, four CEOs, and through its acquisition by Unilever in 2016. Mr. Dunkiel holds a Juris Doctor and Master of Studies in Law from Vermont Law School and a Bachelor of Science in Public Policy Analysis from Cornell University. Mr. Dunkiel is currently a student pilot.
Sean Donovan serves as the Chief Operating Officer. Mr. Donovan has served as our Chief Operating Officer since October 2024. Previously, Mr. Donovan served in various roles at BETA since March 2019, including Team Member and Battery Lead. For more than 15 years, Mr. Donovan has focused his engineering career on advancing innovative, high-impact technologies in the fields of aerospace, electric vehicles and sustainable energy systems. Prior to joining the Company, Mr. Donovan held key engineering and leadership roles at several prominent technology companies. Mr. Donovan began his career at an aerospace company specializing in robotic assembly systems for composite aircraft structures, including those used in the Boeing 787 Dreamliner and Airbus A-350. He subsequently joined Tesla, Inc. in Fremont, California, where he spent six years contributing to the company’s rapid manufacturing scale-up and the development of advanced automation for electric vehicle production. His experience at Tesla provided him with deep expertise in high-volume, high-tech manufacturing environments and reinforced his commitment to sustainable innovation. Mr. Donovan holds a Bachelor of Science in Mechanical Engineering from the University of Vermont.

EXECUTIVE AND DIRECTOR COMPENSATION
The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC and may contain statements regarding future individual and company performance targets and goals. These targets and goals should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Named Executive Officers
Our Chief Executive Officer and our two other most highly compensated officers for the year ended December 31, 2025, who we refer to as our “Named Executive Officers” or “NEOs” are:

Named Executive Officer	Position
Kyle Clark	Director, Chief Executive Officer and President
Herman V. Cueto	Chief Financial Officer
Brian Dunkiel	Chief Legal Officer, Vice President, and Secretary

Executive Compensation
Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our Named Executive Officers for the past two fiscal years.

Name and principal position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Total
Kyle Clark Director, Chief Executive Officer and President	2025	$653,476	$5,132,000	$7,822,572	$2,251,024	$15,859,072
	2024	$530,000	$530,000	—	—	$1,060,000
Herman V. Cueto Chief Financial Officer	2025	$371,204	$875,000	$204,256	$3,433,084	$4,883,544
Brian Dunkiel Chief Legal Officer, Vice President, and Secretary	2025	$427,298	$350,000	$651,788	$1,422,718	$2,851,804
	2024	$400,000	$10,000	—	—	$410,000

(1)	Amounts in this column represent (i) discretionary cash performance bonuses and (ii) one-time IPO cash bonuses awarded to each of our NEOs, as further described below.
(2)
Amounts represent the grant date fair value of restricted stock units (“RSUs”) granted to the NEOs as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 718. The assumptions used in calculating the grant-date fair value of the RSUs are set forth in Notes 2 and 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The amounts reported in this column reflect the aggregate accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the NEOs for these RSUs.

(3)
Amounts represent the grant date fair value of stock options granted to the NEOs as computed in accordance with FASB Accounting Standards Codification 718. The assumptions used in calculating the grant-date fair value of the stock options are set forth in Notes 2 and 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The amounts reported in this column reflect the aggregate accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs for these stock options.

Outstanding Equity Awards at 2025 Fiscal Year End

Option Awards(1)							Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares of units of stock that have not vested ($)(3)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Kyle Clark	12/1/2023	28,894	43,341(4)	—	17.238224	12/1/2028
	12/1/2023	217,623	507,788(5)	—	17.238224	12/1/2033
	2/18/2025	—	797,646(6)	—	17.238224	2/17/2030
	11/7/2025						244,379	6,893,932
Herman V. Cueto	6/22/2025	74,441	372,241(7)	—	8.609709	6/21/2035
	11/7/2025						6,381	180,008
Brian Dunkiel	3/27/2023	176,387	86,412(8)	—	5.821819	3/26/2033
	12/1/2023	106,351	53,178(9)	—	6.920364	11/30/2033
	2/18/2025	77,997	177,250(10)	—	8.609709	2/17/2035
	11/7/2025						20,362	574,412

(1)	Each stock option was granted pursuant to our First Amended and Restated Equity Incentive Plan (the “2018 Plan”).
(2)	The RSUs vest over a four-year period, with 25% of the shares to vest on the completion of each one-year anniversary of the vesting commencement date, subject to continuous service.
(3)
The amounts reported in this column are equal to the number of RSUs subject to the award multiplied by $28.21, which was the per share closing price of a share of our Class A common stock on December 31, 2025 on the NYSE.

(4)
The shares of Class A common stock underlying the stock options commenced vesting on December 15, 2023 in five installments of (i) 20% on each of the first four anniversaries of December 31, 2023, and (ii) the final 20% on June 15, 2028, and will be fully vested on June 15, 2028, subject to continuous service.

(5)
The shares of Class A common stock underlying the stock options commenced vesting on December 15, 2023, in four installments of (i) 10% on the first anniversary of the vesting commencement date, (ii) 20% on the second anniversary of the vesting commencement date; (iii) 30% on the third anniversary of the vesting commencement date and (iv) 40% on the fourth anniversary of the vesting commencement date, and will be fully vested on December 15, 2027, subject to continuous service.

(6)
The shares of Class A common stock underlying the stock options commenced vesting on January 1, 2025, in four installments of (i) 10% on the first anniversary of the vesting commencement date, (ii) 20% on the second anniversary of the vesting commencement date; (iii) 30% on the third anniversary of the vesting commencement date and (iv) 40% on the fourth anniversary of the vesting commencement date, and will be fully vested on January 1, 2029, subject to continuous service.

(7)
The shares of Class A common stock underlying the stock options commenced vesting on April 1, 2025 with 1/8 vesting subject to a 6-month cliff and the remainder vesting ratably in 1/48 monthly installments thereafter, and will be fully vested on April 1, 2029, subject to continuous service.

(8)
The shares of Class A common stock underlying the stock options commenced vesting on January 27, 2023 with 1/8 vesting subject to a 6-month cliff and the remainder vesting ratably in 1/48 monthly installments thereafter, and will be fully vested on January 27, 2027, subject to continuous service.

(9)
The shares of Class A common stock underlying the stock options commenced vesting in 36 equal monthly installments on December 15, 2023, and will be fully vested on December 15, 2026, subject to continuous service.

(10)
The shares of Class A common stock underlying the stock options commenced vesting in 36 equal monthly installments on January 20, 2025, and will be fully vested on January 20, 2028, subject to continuous service.

Emerging Growth Company Status
We are providing compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC. As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

We will remain an emerging growth company until the earlier of: (a) the last day of the year following the fifth anniversary of the consummation of our IPO, (b) the last day of the year in which we have total annual gross revenue of at least $1.235 billion, (c) the last day of the year in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of the second quarter of such year, or (d) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
Narrative Disclosure to Summary Compensation Table
Letter Agreements
In connection with our IPO, we entered into employment agreements with each of our NEOs. Each employment agreement provides for at-will employment and sets forth each NEO’s annual base salary and opportunity to earn an annual cash incentive award, up to a maximum of 200% of the target bonus for each performance year. In addition, each of the employment agreements provides that, upon termination of the NEO’s employment by the Company for any reason other than for “cause,” or by the NEO for “good reason,” each as defined therein, subject to the NEO’s execution, delivery, and non-revocation of a general release of all claims in favor of the Company, the NEO will be entitled to severance consisting of (in addition to accrued benefits): (i) six months of continued base salary payments and (ii) up to six months of continued Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums; provided that, if such termination occurs within the three months preceding or the 24 months following a “change in control” (as defined in the 2025 Plan), and if an NEO’s employment is terminated involuntarily without “cause” within three months preceding or twenty-four months following the change in control, the NEO’s severance entitlements shall consist of: (A) a lump sum cash payment equal to two times the sum of the respective NEO’s base salary and target bonus for the year in which termination occurs, (B) a lump sum cash payment equal to the prorated target bonus for the year in which termination occurs, (C) a lump sum cash payment equal to 18 months of the NEO’s monthly healthcare coverage premiums (or, if greater, the NEO’s monthly COBRA premiums), and (D) full accelerated vesting of any then-outstanding equity awards (with performance-vesting awards to be deemed vested at target). Each employment agreement also provides that upon termination of an NEO’s employment due to (x) death, all outstanding time-vesting equity awards will vest and (y) “disability” (as defined in the employment agreement), a prorated portion of outstanding time-vesting equity awards will vest, determined based on the number of calendar days from the applicable vesting commencement date through the termination date, plus an additional 365 days.
The employment agreements also contain non-competition and non-solicitation restrictions applicable during the term of employment and for six months thereafter, as well as assignment of inventions covenants, perpetual mutual non-disparagement and confidentiality provisions.
Base Salary
Each of our NEOs receives a base salary. Base salary is a key, fixed element of each NEO’s compensation and is intended to recognize the NEO’s experience, skills, knowledge, and responsibilities. Each NEO’s base salary for the fiscal year 2025 is set forth in the table below.

Named Executive Officer	Salary
Kyle Clark	$530,000(1)
Herman V. Cueto	$500,000
Brian Dunkiel	$412,000

(1)	Mr. Clark’s base salary was increased to $815,000 in August 2025.
2025 Cash Bonus
For fiscal year 2025, each of our NEOs was eligible to receive a discretionary cash bonus in such amount, if any, as determined in the sole discretion of (i) the Compensation Committee (with respect to any bonus paid to Mr. Clark) and (ii) Mr. Clark (with respect to any bonus paid to Mr. Cueto or Mr. Dunkiel) in respect of such NEO’s performance. Messrs. Clark, Cueto, and Dunkiel received $2,132,000, $375,000, and $100,000, respectively, in connection with the fiscal year 2025 discretionary performance bonuses.

IPO Cash Bonus
In November 2025, in connection with our IPO, our Board approved one-time discretionary cash bonus awards for our NEOs. These awards were intended to recognize the significant contributions of our executive team leading up to our IPO. Messrs. Clark, Cueto, and Dunkiel received $3,000,000, $500,000, and $250,000, respectively, in connection with the IPO bonuses.
IPO Grants
In November 2025, in connection with our IPO, our Board approved RSU awards under our 2025 Omnibus Incentive Plan (the “2025 Plan”) for our NEOs. The RSUs vest ratably over a four-year period, subject to continuous service. These awards were intended to recognize the significant contributions of our executive team leading up to our IPO and to provide long-term retention incentives following our transition to a public company.
Post-IPO Long-Term Equity Incentive Program
Under our long-term equity incentive program, our NEOs receive a mix of RSUs and performance-based restricted stock units (“PSUs”) as part of their total equity incentive compensation. The RSUs vest ratably over a four-year period, subject to continuous service. The PSUs will be eligible to be earned quarterly based on achievement of quarterly performance milestones established by the Company’s Compensation Committee. To incentivize outperformance, the quarterly performance milestones will result in maximum available payout only if achieved in the initial quarter applicable, with available shares to be earned declining by 25% in each subsequent quarter, as illustrated in the table below.

PSU Payout Scenarios by Milestone and Achievement Date
Performance Milestone	Q1 2026	Q2 2026	Q3 2026	Q4 2026	Q1 2027	Q2 2027	Q3 2027	Q4 2027
1st milestone	100%	75%	50%	25%
2nd milestone		100%	75%	50%	25%
3rd milestone			100%	75%	50%	25%
4th milestone				100%	75%	50%	25%

We view the long-term equity incentive program as an essential component of our executive compensation framework and it reflects the Compensation Committee’s commitment to reward timely execution, operational discipline, long-term shareholder value creation, and improved retention.
In January 2026, each of our NEOs received RSU and PSU awards under our long-term equity incentive program. In April 2026, the Company’s Compensation Committee certified achievement against the quarterly PSU performance objective for the three months ended March 31, 2026, resulting in payout at 100% for this quarterly milestone.
Option Awards
In response to Item 402(x)(1) of Regulation S-K, the Company has not granted any new awards of stock options, stock appreciation rights, or similar option-like instruments since its IPO. Accordingly, the Company has no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of such options, the Board will evaluate the appropriate steps to take in relation to the foregoing.
401(k) Plan
We maintain a retirement plan that is intended to be tax-qualified that provides all regular employees (including our Named Executive Officers) with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the Code. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are 100% vested at all times.
Equity Incentives — 2018 Plan
The 2018 Plan was originally adopted by our Board and approved by our stockholders prior to our IPO. Under the 2018 Plan, we have reserved for issuance an aggregate of 25,084,129 shares of our Class A common stock. The number of shares of Class A common stock reserved for issuance is subject to automatic adjustment in the event of a stock split, stock dividend or other change in our capitalization.
The 2018 Plan permits the granting of (i) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (“the Code”), and (ii) options that do not so qualify. The option exercise price of each option is determined by the administrator but may not be less than 100% of the fair market value of our Class A common stock on the date of grant. The term of each option will be fixed by the administrator and may not exceed 10 years from the date of grant.
Our Board is the administrator of the 2018 Plan. The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, and to determine the specific terms and conditions of each award. The administrator is authorized to exercise its discretion to reduce the exercise price of outstanding stock options or effect the repricing of such awards through cancellation and re-grants without stockholder approval. Persons eligible to participate in the plan are those officers, employees, directors, consultants and other advisors (including prospective employees, but conditioned upon their employment) of the Company and its subsidiaries as selected from time to time by the administrator in its discretion.
We do not expect to make any further awards under the 2018 Plan following the completion of our IPO.
Equity and Cash Incentives — 2025 Omnibus Incentive Plan
The 2025 Plan was adopted by our Board and approved by our stockholders in connection with our IPO. Under the 2025 Plan, employees, consultants, and directors of our Company and our affiliates performing services for us, including our executive officers, are eligible to receive awards. The 2025 Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards, and substitute awards intended to align the interests of service providers, including our NEOs, with those of our stockholders. We initially reserved 36,207,812 shares of our Class A common stock for issuance under the 2025 Plan. The number of shares of Class A common stock reserved for issuance is subject to automatic adjustment in the event of a stock split, stock dividend or other change in our capitalization. The total number of shares reserved for issuance under the 2025 Plan will be increased annually on January 1 of each calendar year, beginning in 2026 and ending and including January 1, 2035, by the lesser of (i) 5% of the aggregate number of shares of Class A common stock outstanding on December 31 of the immediately preceding calendar year and (ii) the number of shares of Class A common stock as is determined by our Board. Shares of Class A common stock subject to an award that expires or is canceled, forfeited, exchanged, settled in cash or otherwise terminated without delivery of shares and shares withheld to pay the exercise price of, or to satisfy the withholding obligations with respect to, an award will again be available for delivery pursuant to other awards under the 2025 Plan.
The 2025 Plan is administered by our Compensation Committee. The Compensation Committee has the authority to construe and interpret the 2025 Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Awards under the 2025 Plan may be made subject to “performance conditions” and other terms.
Employee Stock Purchase Plan
The 2025 Employee Stock Purchase Plan (the “2025 ESPP”) was adopted by our Board and approved by our stockholders in October 2025 in connection with our IPO. The 2025 ESPP is comprised of two distinct components in order to provide increased flexibility to grant rights to purchase shares under the ESPP that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”) and rights to purchase shares that are not intended to be tax-qualified under Section 423 of the Code.
Under the 2025 ESPP, participants will be offered the right to purchase shares of our Class A common stock at a discount during one or more offering periods, which may be successive or overlapping and will be selected by the plan administrator in its sole discretion with respect to which rights will be granted to participants. The plan administrator will designate the terms and conditions of each offering in writing, including the offering period, and may change the duration and timing of offering periods in its discretion. However, in no event may an offering period be longer than 27 months in length. The purchase price will be designated by the plan administrator, but, with respect to the 423 Component, will not be less than 85% of the fair market value of a share of our Class A common stock on the applicable enrollment date or the applicable exercise date, whichever is lower. We expect that all of our employees and employees of any designated subsidiary will be eligible to participate in the 2025 ESPP, with certain exclusions as determined by the plan administrator.

However, an employee may not be granted rights to purchase stock under the 2025 ESPP if the employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power of all classes of our stock. We initially reserved 2,413,854 shares of our Class A common stock for issuance under the 2025 ESPP. The number of shares available for issuance under the 2025 ESPP will be increased annually on January 1 of each calendar year beginning in 2026 and ending and including January 1, 2035, by an amount equal to the lesser of (i) 1% of the shares outstanding on December 31 of the immediately preceding calendar year or (ii) such smaller number of shares as determined by our Board.
We expect to implement our 2025 ESPP in 2026.
Equity Compensation Plan Information
The following table provides information as of December 31, 2025, regarding shares of our Common Stock that may be issued under our equity compensation plans, consisting of the 2018 Plan, the 2025 Plan, and the 2025 ESPP.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of remaining available securities for future issuance under equity compensation plan
Equity compensation plans approved by shareholders(1)	21,767,933(2)	$6.05(3)	37,544,757(4)
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

(1)
As of December 31, 2025, the number of shares reserved for issuance under our 2018 Plan, 2025 Plan, and 2025 ESPP were 25,084,129 shares, 36,207,812 shares, and 2,413,854 shares, respectively, subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The number of shares reserved for issuance under our 2025 Plan automatically increases each January 1, by 5% of the outstanding number of shares of our Class A common stock on the immediately preceding December 31 or such lesser number of shares as determined by our Board. The total number of shares reserved for issuance under the 2025 ESPP automatically increases on January 1 of each of the first 10 calendar years of the 2025 ESPP by a number of shares of our Class A common stock equal to 1% of the total number of shares of our Class A common stock outstanding on December 31 of the preceding calendar year or such lesser number of shares as determined by our Board. Shares that are forfeited, terminated, surrendered or canceled under the 2025 Plan without having been fully vested will be available for future awards. Shares that are expired, terminated, surrendered or canceled under the 2018 Plan without having been fully exercised will be available for future awards.

(2)	Includes 19,505,022 shares issuable upon the exercise of outstanding stock options and 2,262,911 shares issuable upon the vesting of outstanding RSUs.
(3)	As RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.
(4)
As of December 31, 2025, there are 1,018,764 shares available for grant under our 2018 Plan, 34,112,139 shares available for grant under our 2025 Plan, and 2,413,854 shares available for grant under our 2025 ESPP.

Non-Employee Director Compensation
The following table presents the total compensation for each person who served as a non-employee member of our Board during 2025. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to, any of the other non-employee members of our Board in 2025. Mr. Clark, our Chief Executive Officer and President, and Dr. Churchill, our Chief Technology Officer, receive no compensation for service as directors and, consequently, are not included in this table. The compensation received by Mr. Clark as an employee of the Company is presented in “— Summary Compensation Table.” Ms. Gowder has waived for 2026, and going forward expects to waive, any right to compensation as a non-employee member of our Board.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
John E. Abele	—	—	—	—	—
Francesco Capretti	—	—	—	—	—
Chuck Davis	—	—	—	—	—
Amy Gowder	—	—	—	—	—
Dean Kamen	—	—	—	—	—
General (RET) James McConville	—	—	$348,372(1)	—	$348,372

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Dr. Martine A. Rothblatt	—	—	—	—	—
John Slattery	—	$6,518,772(2)	—	$1,083,332(3)	$7,602,104
Michael Stone	—	—	—	—	—

(1)
The amount reported represents the grant date fair value of stock options granted to General (RET) McConville as computed in accordance with FASB Accounting Standards Codification 718. The assumptions used in calculating the grant-date fair value of the stock options are set forth in Notes 2 and 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The amounts reported in this column reflect the aggregate accounting cost for these stock options and do not correspond to the actual economic value that may be received by General (RET) McConville for these stock options.

(2)
The amount reported represents the grant date fair value of RSUs granted to Mr. Slattery as computed in accordance with FASB Accounting Standards Codification 718. The assumptions used in calculating the grant-date fair value of the RSUs are set forth in Notes 2 and 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The amounts reported in this column reflect the aggregate accounting cost for these RSUs and do not correspond to the actual economic value that may be received by Mr. Slattery for these RSUs.

(3)	Represents cash payments under our advisory services agreement with Mr. Slattery. See “Certain Relationships and Related Party Transactions—Advisory Services Agreement.”
Non-Employee Director Compensation Structure
In connection with our IPO, we adopted a compensation program for our non-employee directors, structured as follows:

Description	Annual Amount
Cash Compensation	$50,000
Cash Compensation for Board Chair	$70,000
Additional Cash Compensation for Audit Committee Chair	$40,000
Additional Cash Compensation for Compensation Committee Chair	$15,000
Additional Cash Compensation for Audit Committee members (excluding the Chair)	$20,000
Additional Cash Compensation for Compensation Committee members (excluding the Chair)	$7,500
Additional Cash Compensation for Nominating & Corporate Governance Committee members (excluding the Chair)	$7,500
Equity Compensation	$200,000 (restricted stock units)

All non-employee directors are also reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies for Approval of Related Party Transactions
A “Related Party Transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements, or relationships, in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved will or may be expected to exceed $120,000 in any fiscal year, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•
any person who is, or at any time during the applicable period was, even if such person does not presently serve in that role, one of our executive officers, one of our directors, or one of our nominees for director;

•	any person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities;
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, director nominee, executive officer or a beneficial owner of more than 5% of any class of our voting securities, and any person (other than a tenant or an employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of any class of our voting securities; and

•
any firm, corporation or other entity in which any of the foregoing persons is a director, general partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Our Board has adopted a written Related Party Transactions Policy. Pursuant to this policy, the Audit Committee expects to review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit Committee expects to take into account, among other factors, the following: (1) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (2) the extent of the Related Person’s interest in the transaction. Further, the policy would require that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.
In addition, under our Code of Ethics our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
Related Party Transactions
Other than compensation arrangements for our directors and named executive officers, which are described in the section entitled “Executive Compensation”, below we describe transactions during the fiscal year ended December 31, 2025 to which we were a participant or will be a participant, in which:
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

ARMI Agreements
During 2024 and 2023, the Company entered into agreements (“2024 Agreement” and “2023 Agreement”, respectively, and collectively, the “2024 and 2023 Agreements”) with ARMI, a nonprofit organization granted authority by the Department of Health and Human Services (“DHHS”) to administer grant funds on its behalf. In connection with the 2024 and 2023 Agreements, the Company constructed and delivered a Forward Operating Base, which is a mobile control center and mobile generator for chargers that can be transported and deployed quickly in remote or hard-to-access areas, and installed electric charging stations in exchange for funding of $19.8 million, including a portion of reimbursed general and administrative costs. ARMI did not take ownership of the charging stations and was not granted any additional rights or preferences associated with the charging stations. The Company recorded a reduction to property and equipment of $0.4 million, a reduction to general and administrative expense of $0.1 million and recorded $0.7 million of revenue during the year ended December 31, 2025.

Lease Transactions
The Company enters into certain transactions with members of management for the lease of aircraft and property for use within the business. None of these transactions exceeded $120,000 for the year ended December 31, 2025.
Sales of Series C Preferred Stock
On October 24, 2024, we completed our initial sale and issuance of an aggregate of 2,781,842 shares of our Series C Preferred Stock for an aggregate approximate proceeds of $318.4 million (together with our subsequent sales and issuances of Series C Preferred Stock, our “Series C Financing”).
On April 17, 2025, we completed an additional sale and issuance of approximately 1,310 shares of Series C Preferred Stock to Leslie J. Halperin Trust Exempt Fund dated November 1, 2007, an entity affiliated with a family member of one of our officers, Brian Dunkiel, for an aggregate purchase price of approximately $0.15 million.
On August 11, 2025, we increased the Series C Preferred Stock available for sale in our Series C Financing and completed an additional sale and issuance of 403,174 shares of our Series C Preferred Stock for an aggregate approximate proceeds of $46.1 million. In connection with such closing, certain of our directors or their associated companies purchased an aggregate of 399,227 shares of our Series C Preferred Stock for a total approximate proceeds of $45.7 million. In particular, the following directors or entities controlled by them made the following purchases: (i) Ellipse Holdings LLC, an entity affiliated with Chuck Davis, one of our directors, purchased 192,190 shares of Series C Preferred Stock for an aggregate approximate purchase price of $22.0 million, (ii) Ptolemy Capital, LLC, and The Michael and Karen Stone Family Foundation, Inc., each managed by entities affiliated with Michael Stone, one of our directors, purchased 17,471 and 4,367 shares of Series C Preferred Stock, respectively, for aggregate approximate purchase prices of $2.0 million and $0.5 million, respectively, and (iii) Harmony Partner Group LLC, Staysail 16A LLC, Spritsail 2A LLC, and Spritsail 10A LLC—each managed by entities affiliated with John E. Abele, one of our directors, and/or officers of his entities—purchased 131,038, 13,103, 12,230, and 28,828 shares of Series C Preferred Stock, respectively, for aggregate approximate purchase prices of $15.0 million, $1.5 million, $1.4 million, and $3.3 million, respectively.
On August 14, 2025, we completed an additional sale and issuance of 783,807 shares of our Series C Preferred Stock for an aggregate approximate proceeds of $89.7 million. In connection with such closing, certain of our directors, their associated companies, and certain members of management purchased an aggregate of 572,805 shares of our Series C Preferred Stock for a total approximate proceeds of $65.6 million. In particular, the following directors, entities controlled by them, or certain members of management made the following purchases: (i) United Therapeutics, an entity affiliated with Martine Rothblatt, one of our directors, purchased 262,077 shares of Series C Preferred Stock for an aggregate approximate purchase price of $30.0 million, (ii) TPG, an entity with which Michael Stone, one of our directors, had previously been affiliated, purchased 177,507 shares of Series C Preferred Stock for an aggregate approximate purchase price of $20.3 million, (iii) QIA Industrials Holding LLC, an entity affiliated with Francesco Capretti, one of our former directors, purchased 131,038 shares of Series C Preferred Stock for an aggregate approximate purchase price of $15.0 million, and (iv) Herman Cueto, one of our officers, purchased 2,183 shares of Series C Preferred Stock for an aggregate approximate purchase price of $0.2 million.
Sale-Leaseback Transaction
On July 16, 2025, we entered into the Leasehold Sale-Subleaseback Agreement with 1150 Airport Drive Holdings LLC to provide for the sale-subleaseback of a leasehold interest in a 61,664 square foot hangar (the “North Hangar”) and a leasehold interest in a 24,272 square foot hangar (the “MxT Hangar”, and together with the North Hangar, the “Hangars”) for an aggregate purchase price of $32.7 million. Pursuant to the Leasehold Sale-Subleaseback Agreement, we sold North Hangar to 1150 Airport Drive Holdings LLC for a purchase price of $23.2 million, which the buyer subleased back to us for 29 years at a starting annual rent of $1.972 million. We also sold MxT Hangar to 1150 Airport Drive Holdings LLC for a purchase price of $9.8 million, which the buyer subleased back to us for 29 years at a starting annual rent of $833,000. Chuck Davis, one of our directors, serves as a manager on the board of managers and is a member of 1150 Airport Drive Holdings LLC, the buyer and sublessor of the Hangars. The Company made payments representing interest expense of approximately $1.4 million during 2025.

GE Aerospace Strategic Collaboration Agreement, Joint Technology Development Agreement, and Engineering Services
On September 3, 2025, we and GE Aerospace entered into a Strategic Collaboration Agreement and a Joint Technology Development Agreement. The Strategic Collaboration Agreement sets forth our responsibilities and GE Aerospace’s responsibilities regarding the research, development, manufacturing, testing, marketing, selling, fielding, and supporting turbogenerators for future sales to the commercial civilian aircraft market and government customers, and acts as the overarching framework for future joint technology development agreements (including the Joint Technology Development Agreement discussed below) and supply agreements.
The Joint Technology Development Agreement sets forth the terms pursuant to which we will collaborate with GE Aerospace to perform joint research and development related to the development of propulsion technologies for hybrid-electric applications, including by collaborating on turbogenerators.
In 2025, we recorded research and development expense of approximately $6.3 million, including warrant expense of approximately $6.1 million, in connection with the Strategic Collaboration Agreement and Joint Technology Development Agreement. See “—Issuance of GE Aerospace Warrants” for additional information on the warrants.
In addition, we recorded approximately $0.9 million in revenue and approximately $1.8 million in prepaid expenses and other current assets in connection with engineering services we performed for GE Aerospace in 2025.
Sales of Series C-1 Preferred Stock
From September 26, 2025 through September 30, 2025, we completed our initial sale and issuance of an aggregate of 3,689,834 shares of our Series C-1 Preferred Stock for an aggregate approximate proceeds of $422.4 million (together with our subsequent sales and issuances of Series C-1 Preferred Stock, our “Series C-1 Financing”). In connection with the Series C-1 Financing, GE Aerospace purchased an aggregate of 2,620,774 shares of Series C-1 Preferred Stock for a total approximate proceeds of $300 million. As a result of GE Aerospace’s participation in our Series C-1 Financing, GE Aerospace received the right to designate one member to our Board and designated Amy Gowder, who joined our Board upon the closing of our Series C-1 Financing. In addition to GE Aerospace’s participation in our Series C-1 Financing, TPG, an entity with which Michael Stone, one of our directors, had previously been affiliated, purchased an aggregate of 104,724 shares of Series C-1 Preferred Stock for a total approximate proceeds of $12.0 million.
On October 15, 2025, we completed an additional sale and issuance of 292,578 shares of our Series C-1 Preferred Stock to Ellipse Holdings LLC, an entity affiliated with Chuck Davis, one of our directors, for an aggregate approximate proceeds of $33.5 million.
Letter Agreement with GE Aerospace
In connection with the closing of our Series C-1 Financing, we also entered into that certain Letter Agreement, dated September 26, 2025 (the “GE Aerospace Letter Agreement”) with GE Aerospace, which is an entity affiliated with Amy Gowder, one of our directors. The GE Aerospace Letter Agreement grants certain registration rights to GE Aerospace, whereby we have agreed to register the sale of shares of our Class A common stock held by GE Aerospace under certain circumstances, and to provide GE Aerospace with certain customary underwritten offering, block trade and piggyback registration rights. The GE Aerospace Letter Agreement also grants to GE Aerospace the right to designate one director to our Board and one non-voting observer to attend any meeting of our Board (including any committee thereof). See “Board of Directors—GE Aerospace Nomination Rights.”
Issuance of GE Aerospace Warrants
In connection with the Strategic Collaboration Agreement and Joint Technology Development Agreement, on September 26, 2025, we issued warrants to purchase 400,000 shares of common stock to GE Aerospace, an entity affiliated with Amy Gowder, at an exercise price of $0.01 per share. Following the IPO and related recapitalizations of our pre-IPO capital stock, the warrants may become exercisable pursuant to their terms for up to 2,552,467 shares of Class A common stock at an exercise price of $0.002 per share, subject to certain adjustments. The warrants are exercisable upon vesting, and vest subject to the satisfaction of certain milestones, with any shares that remain unvested on the third anniversary of September 3, 2025 vesting on such date if we and GE Aerospace are continuing to work together under the Strategic Collaboration Agreement and Joint Technology Development Agreement (or a similar arrangement) as of such date.

Voting Rights Letter Agreement
On September 26, 2025, in connection with the closing of the Series C-1 Financing, we entered into that certain letter agreement with Kyle Clark, our founder and Chief Executive Officer (the “Voting Agreement”), whereby Mr. Clark agreed to vote all of the shares of the Company’s capital stock entitled to vote and held by him in favor of the director designated pursuant to the Director Designation Right at any meeting of the stockholders of the Company and in any written consent of stockholders and in favor of not removing such director. The Voting Agreement will stay in effect for so long as the Director Designation Right is in effect pursuant to our Certificate. See “Board of Directors—GE Aerospace Nomination Rights.” for additional information on GE Aerospace’s Director Designation Right.
Amended and Restated Investors’ Rights Agreement
In connection with the September 2025 closing of our Series C-1 Financing, we also amended that certain Amended and Restated Investors’ Rights Agreement, dated September 26, 2025, with certain holders of our Preferred Stock, including (i) United Therapeutics, an entity affiliated with Martine Rothblatt, one of our directors, (ii) Ellipse Holdings LLC, an entity affiliated with Chuck Davis, one of our directors, (iii) QIA Industrials Holding LLC, an entity affiliated with Francesco Capretti, one of our former directors, (iv) TPG, an entity with which Michael Stone, one of our directors, had previously been affiliated, (v) Harmony Partner Group LLC, North Point Partner LLC, Spritsail 4 LLC, Spritsail 4A LLC, Spritsail 9 LLC, Spritsail 2A LLC, Spritsail 10A LLC, Staysail 11 LLC, Staysail 15 LLC and Staysail 16A LLC, each managed by entities owned by John E. Abele, one of our directors, and/or officers of his entities, and (vi) GE Aerospace, an entity affiliated with Amy Gowder, one of our directors. The Amended and Restated Investors’ Rights Agreement grants Mr. Clark and certain holders of our Preferred Stock registration rights, whereby, we will agree to register the sale of shares of our Class A common stock held by holders of our Preferred Stock under certain circumstances, and to provide such stockholders with certain customary underwritten offering, block trade and piggyback registration rights.
United Therapeutics Master Services Agreement
Under the Master Services Agreement with United Therapeutics, dated as of April 4, 2017 (as amended, the “Master Services Agreement”), we perform two Service Orders, one for aircraft development (the “Aircraft Development Order”) and one pursuant to which we install electric chargers (the “Charge Network Order”). Under the Aircraft Development Order we provide United Therapeutics with exclusive access to participate in a program to develop the electric aircraft. United Therapeutics provides input into the program and gains insight to help inform operational needs of their future organ distribution missions. The Aircraft Development Order provides for quarterly payments up to an aggregate annual amount of $5.0 million at United Therapeutics’ discretion based on progress of development and may be terminated at any time. Under the Charge Network Order we install and deploy electric chargers at certain U.S. airports and support priority access for United Therapeutics electric aircraft missions. On November 14, 2025, we entered into a Host Site Agreement (the “Host Site Agreement”) with United Therapeutics, pursuant to which we installed and commissioned a charging station and associated utility equipment at one of United Therapeutics’ properties for United Therapeutics’ exclusive use. The Host Site Agreement provides for a $1.0 million fee in exchange for such exclusive use and preferential pricing for charging services. The Chief Executive Officer of United Therapeutics, Martine Rothblatt, is one of our directors. During the year ended December 31, 2025, we recorded revenue of approximately $5.0 million in connection with the Aircraft Development Order, and approximately $1.3 million in connection with the Charge Network Order and Host Site Agreement. As of December 31, 2025, we recorded $1.0 million in prepaid expenses and other current assets in connection with the Host Site Agreement.
Indemnification Agreements with Our Directors and Officers
We are party to indemnification agreements with each of our executive officers and directors. The indemnification agreements and our governing documents will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. Subject to certain limitations, the indemnification agreements and our governing documents will also require us to advance expenses incurred by our directors and officers.
Exchange Agreement
In connection with our IPO, we entered into an exchange agreement with Mr. Clark and an entity affiliated with Mr. Clark whereby an aggregate of 8,501,484 shares of our pre-IPO super voting common stock beneficially owned by Mr. Clark were automatically exchanged for an equivalent number of shares of our Class B common stock.

Directed Share Program
In connection with our IPO, the underwriters reserved for sale, at the IPO price, up to 1,492,647 shares of our Class A common stock, or 5% of the shares offered by us in the IPO, to our employees, including management, and other individuals and entities as determined by certain of our authorized officers. Herman Cueto, our CFO, purchased 4,167 shares for an aggregate purchase price of approximately $0.1 million and Dean Kamen, one of our former directors, purchased 50,000 shares for an aggregate purchase price of $1.7 million.
IPO Cornerstone Investors
In connection with our IPO, certain cornerstone investors purchased shares of our Class A common stock at the IPO price, including (i) Ellipse Holdings LLC, an entity affiliated with Chuck Davis, one of our directors, and (ii) GE Aerospace, an entity affiliated with Amy Gowder, one of our directors. Ellipse Holdings, LLC purchased 2,941,177 shares for an aggregate purchase price of approximately $100.0 million and GE Aerospace purchased 1,470,589 shares for an aggregate purchase price of approximately $50.0 million.
Employment Arrangements
Katie Clark, an immediate family member of one of our executive officers, served as our Director of Facilities, Communications, and Culture during 2025. In 2025, Ms. Clark received total compensation, consisting of base salary, bonus and other compensation of approximately $448,477.
Advisory Services Agreement
We entered into an Advisory Services Agreement, dated October 8, 2025, with John Slattery, one of our directors (the “Advisory Services Agreement”), for Mr. Slattery to provide advisory services to us, including establishing a commercial advisory board and serving as its chair, with an initial term of one year unless otherwise extended (the “Advisory Services Term”). In recognition of the substantial past services Mr. Slattery provided to us prior to the effective date, and in exchange for future services to be provided to us thereunder, (i) we paid Mr. Slattery a one-time cash payment of $1.0 million, (ii) we granted Mr. Slattery a one-time award of 203,648 restricted stock units and (iii)(a) we will pay Mr. Slattery a monthly retainer fee of $20,833 and (b) an annual performance bonus during the Advisory Services Term. The payments and benefits under the Advisory Services Agreement are in addition to any entitlements under our Non-Employee Director Compensation Policy. The Advisory Services Agreement also contains non-competition and non-solicitation restrictions applicable during the Advisory Services Term and for six months thereafter, as well as assignment of inventions covenants and perpetual mutual non-disparagement and confidentiality provisions. In 2025, we made total cash payments of approximately $1.1 million to Mr. Slattery.
Amazon Web Services Agreement
We have engaged Amazon Web Services, Inc., an affiliate of Amazon.com NV Investment Holdings LLC (d/b/a The Climate Pledge Fund), for the supply of various cloud computing services. In 2025, we recognized $2.1 million of expenses for the services pursuant to this agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our Class A common stock and Class B common stock as of April 14, 2026 for:
•	each person or group known to us who beneficially owns more than 5% of our Class A common stock and Class B common stock;
•	each of our directors;
•	each of our NEOs; and
•	all of our directors and executive officers as a group.
Each stockholder’s percentage ownership is based on 221,313,635 shares of Class A common stock outstanding and 8,501,484 shares of Class B common stock outstanding as of April 14, 2026. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common Stock subject to options, RSUs, PSUs, or other rights held by such person that are currently exercisable or will become exercisable or will vest within 60 days of April 14, 2026 are deemed to be outstanding and beneficially owned by the person holding the options, RSUs, PSUs, or other rights. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all Common Stock shown as beneficially owned by the stockholder.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o BETA Technologies, Inc., 1150 Airport Drive, South Burlington, VT 05403. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares of Class A Common Stock		Shares of Class B Common Stock		Common Stock Beneficially Owned	Combined Voting Power
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Percentage	Percentage
5% or more Stockholders:
Kyle Clark(1)	8,067,769	3.6%	8,501,484	100%	7.2%	62.0%
FMR LLC(2)	32,967,610	14.9%	—	—	14.3%	5.9%
General Electric Company(3)	20,310,407	9.2%	—	—	8.8%	3.6%
Chuck Davis(4)	17,758,115	8.0%	—	—	7.7%	3.2%
John E. Abele(5)	17,381,082	7.9%	—	—	7.6%	3.1%
TPG Rise Belfry, LP(6)	16,395,435	7.4%	—	—	7.1%	2.9%
Austin Meyer(7)	12,135,853	5.5%	—	—	5.3%	2.2%
Amazon.com NV Investment Holdings LLC (d/b/a The Climate Pledge Fund)(8)	11,753,896	5.3%	—	—	5.1%	2.1%

Named Executive Officers and Directors:
Kyle Clark(1)	8,067,769	3.6%	8,501,484	100%	7.2%	62.0%
Dr. David Churchill(9)	1,259,272	*	—	—	*	*
Herman Cueto(10)	185,626	*	—	—	*	*
Brian Dunkiel(11)	543,003	*	—	—	*	*
Chuck Davis(4)	17,758,115	8.0%	—	—	7.7%	3.2%
John E. Abele(5)	17,381,082	7.9%	—	—	7.6%	3.1%
Amy Gowder	—	—	—	—	—	—
General (RET) James McConville(12)	51,517	*	—	—	*	*
Dr. Martine A. Rothblatt	—	—	—	—	—	—
John Slattery	266,445	*	—	—	—	*

	Shares of Class A Common Stock		Shares of Class B Common Stock		Common Stock Beneficially Owned	Combined Voting Power
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Percentage	Percentage
Michael Stone(13)	1,919,244	*	—	—	*	*
All executive officers and directors (12 individuals)(14)(15)	47,740,285	20.8%	8,501,484	100%	24.5%	69.1%

(1)
Consists of (i) 240,583 shares of our Class A common stock directly held by Kyle Clark; (ii) 326,282 shares of our Class A common stock issuable pursuant to outstanding stock options that are currently exercisable or would be exercisable within 60 days of April 14, 2026 held by Kyle Clark; (iii) 141,964 shares of our Class A common stock issuable upon the settlement of vested PSUs held by Kyle Clark; (iv) 8,501,484 shares of our Class B common stock directly held by Kyle Clark; (v) 14,196 shares of our Class A common stock issuable upon the settlement of vested PSUs held by Kyle Clark’s spouse; (vi) 5,719,837 shares of our Class A common stock directly held by The Godric’s Hollow Trust (the “Godric’s Hollow Trust”); and (vii) 1,624,907 shares of our Class A common stock directly held by The Burrow Trust (the “Burrow Trust”). Mr. Clark disclaims beneficial ownership of the shares held by the Godric’s Hollow Trust. The principal business address of the entities identified in this footnote is c/o McLane Middleton, 900 Elm Street, P.O. Box 326, Manchester, NH 03101.

(2)
According to the Schedule 13G filed with the SEC on December 5, 2025 by FMR LLC and Abigail P. Johnson, FMR LLC reports sole voting power with respect to 32,967,610 shares and FMR LLC and Ms. Johnson report sole dispositive power with respect to 32,967,610 shares of our Class A common stock.

(3)
According to the Schedule 13D filed with the SEC on November 10, 2025, General Electric Company, operating as GE Aerospace, reports sole voting and dispositive power with respect to 20,310,407 shares of our Class A common stock. The principal business address of the entity identified in this footnote is 1 Neumann Way, Evendale, OH 45215.

(4)
Consists of (i) 111,670 shares of our Class A common stock issuable pursuant to outstanding stock options that are currently exercisable or would be exercisable within 60 days of April 14, 2026 held by Chuck Davis; and (ii) 17,646,445 shares of our Class A common stock directly held by Ellipse Holdings LLC. Mr. Davis serves as President and CEO of Ellipse Holdings LLC and, therefore, may be deemed to exercise voting and investment discretion over securities held by Ellipse Holdings LLC. The principal business address of the entity identified in this footnote is 20 Horseneck Lane, 2nd Floor, Greenwich, CT 06830.

(5)
Consists of (i) 30,342 shares of our Class A common stock issuable pursuant to outstanding stock options that are currently exercisable or would be exercisable within 60 days of April 14, 2026 held by John E. Abele; (ii) 937,311 shares of our Class A common stock directly held by Spritsail 4 LLC; (iii) 10,286,507 shares of our Class A common stock directly held by North Point Partner LLC; (iv) 1,723,528 shares of our Class A common stock directly held by Harmony Partner Group LLC; (v) 259,726 shares of our Class A common stock directly held by Spritsail 4A LLC; (vi) 375,155 shares of our Class A common stock directly held by Spritsail 9 LLC; (vii) 94,192 shares of our Class A common stock directly held by Staysail 16A LLC; (viii) 87,920 shares of our Class A common stock directly held by Spritsail 2A LLC; (ix) 207,235 shares of our Class A common stock directly held by Spritsail 10A LLC; (x) 2,165,679 shares of our Class A common stock directly held by Staysail 11 LLC; (xi) 757,687 shares of our Class A common stock directly held by Staysail 15 LLC; and (xii) 455,800 shares of our Class A common stock directly held by Kynosis, LLC. Mr. Abele and/or officers of his entities may be deemed to exercise voting and investment discretion over securities held by North Point Partner LLC, Harmony Partner Group LLC, Staysail 11 LLC, Staysail 15 LLC, Spritsail 4 LLC, Spritsail 4A LLC, Spritsail 9 LLC, Staysail 16A LLC, Spritsail 2A LLC, Spritsail 10A LLC, and Kynosis, LLC. The principal business address of the entities identified in this footnote is c/o The Bollard Group LLC, One Joy Street, Boston, MA 02108.

(6)
According to the Schedule 13G filed with the SEC on February 13, 2026 by TPG GP A, LLC (“TPG GP A”), James G. Coulter, and Jon Winkelried, TPG GP A, Mr. Coulter, and Mr. Winkelried report shared voting and dispositive power with respect to 16,395,435 shares of our Class A common stock. TPG GP A exercises direct or indirect control over entities that collectively hold 100% of the shares of Class B common stock (which represents a majority of the combined voting power of the common stock) of TPG Inc., a Delaware corporation, which is the sole member of TPG GPCo, LLC, a Delaware limited liability company, which is the sole member of TPG Holdings II-A, LLC, a Delaware limited liability company, which is the general partner of TPG Operating Group II, L.P., a Delaware limited partnership, which is the sole member of TPG Holdings I-A, LLC, a Delaware limited liability company, which is the general partner of TPG Operating Group I, L.P., a Delaware limited partnership, which is the sole member of TPG Rise Climate GenPar Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Rise Climate GenPar, L.P., a Delaware limited partnership, which is the sole member of TPG Rise Climate SPV GP, LLC, a Delaware limited liability company, which is the general partner of TPG Rise Belfry, L.P., a Delaware limited partnership (“TPG Rise Belfry”), which directly holds 16,395,435 shares of our Class A common stock. Because of the relationship of TPG GP A to TPG Rise Belfry, TPG GP A may be deemed to beneficially own the shares of Class A common stock held by TPG Rise Belfry. TPG GP A is controlled by entities owned by Messrs. Coulter and Winkelried. Because of the relationship of Messrs. Coulter and Winkelried to TPG GP A, each of Messrs. Coulter and Winkelried may be deemed to beneficially own the shares of Class A common stock held by TPG Rise Belfry. Messrs. Coulter and Winkelried disclaim beneficial ownership of the securities held by TPG Rise Belfry except to the extent of their pecuniary interest therein. The address of TPG GP A, LLC and each of Messrs. Coulter and Winkelried is c/o TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(7)
According to the Schedule 13G filed with the SEC on February 11, 2026, Austin Meyer reports sole voting and dispositive power with respect to 12,135,853 shares of our Class A common stock, consisting of (i) 10,817,484 shares of Class A common stock directly held by Mr. Meyer and (ii) 1,318,369 shares of Class A common stock directly held by The Ava Lane Meyer Foundation, Inc., of which Mr. Meyer serves as the President and sole director. The business address of the Ava Lane Meyer Foundation is 6650 Rivers Ave., Suite 100, Charleston, SC 29406.

(8)
According to the Schedule 13G filed with the SEC on February 10, 2026, Amazon.com, Inc. (“Amazon”) reports sole voting and dispositive power with respect to 11,753,896 shares of our Class A common stock. Amazon.com NV Investment Holdings LLC (“NV Holdings”), a wholly-owned subsidiary of Amazon, is the record holder of the shares of our Class A common stock. Amazon has sole voting and investment power with respect to the shares held by NV Holdings. The principal business address of the entity identified in this footnote is c/o Amazon.com, Inc., 410 Terry Avenue North, Seattle, WA 98109-5210.

(9)
Consists of (i) 434,851 shares of our Class A common stock directly held by Dr. David Churchill; (ii) 779,036 shares of our Class A common stock issuable pursuant to outstanding stock options that are currently exercisable or would be exercisable within 60 days of April 14, 2026 held by Dr. David Churchill; (iii) 35,491 shares of our Class A common issuable upon the settlement of vested PSUs; (iv) 1,500 shares held directly by Dr. David Churchill’s domestic partner; (v) 8,296 shares of our Class A common stock issuable pursuant to outstanding stock options that are currently exercisable or would be exercisable within 60 days of April 14, 2026 held by Dr. David Churchill’s domestic partner; and (vi) 98 shares of our Class A common stock issuable upon the settlement of vested PSUs held by Dr. David Churchill’s domestic partner. Excludes shares held by The Anna Churchill Irrevocable Trust and The Churchill Family Holding Trust, for which Dr. David Churchill exercises no voting or investment power.

(10)
Consists of (i) 19,858 shares held directly by Herman Cueto; (ii) 130,277 shares of our Class A common stock issuable pursuant to outstanding stock options that are currently exercisable or would be exercisable within 60 days of April 14, 2026 held by Herman Cueto; and (iii) 35,491 shares of our Class A common stock issuable upon the settlement of vested PSUs held by Herman Cueto.

(11)
Consists of (i) 23,135 shares held directly by Brian Dunkiel; (ii) 451,569 shares of our Class A common stock issuable pursuant to outstanding stock options that are currently exercisable or would be exercisable within 60 days of April 14, 2026 held by Brian Dunkiel; (iii) 17,982 shares of our Class A common stock issuable upon the settlement of vested PSUs held by Brian Dunkiel; (iv) 33,125 shares held by Brian Dunkiel and Leslie Halperin, as tenants-by-the-entirety; (v) 15,692 shares held directly by the Leslie J. Halperin Trust Exempt Fund, for which Brian Dunkiel’s spouse serves as trustee, and (vi) 1,500 shares held directly by the Leslie J. Halperin Trust for which Brian Dunkiel’s spouse serves as trustee.

(12)
Consists of (i) 1,000 shares held directly by General (RET) James McConville and (ii) 50,517 shares of our Class A common stock issuable pursuant to outstanding stock options that are currently exercisable or would be exercisable within 60 days of April 14, 2026 held by General (RET) James McConville.

(13)
Consists of (i) 1,749,914 shares of our Class A common stock directly held by the Ptolemy Capital, LLC (“Ptolemy Capital, LLC”); and (ii) 169,330 shares of our Class A common stock directly held by The Michael and Karen Stone Family Foundation, Inc (the “Stone Family Foundation”). Mr. Stone serves as Manager of Ptolemy Capital, LLC and may be deemed to exercise voting and investment discretion over securities held by the Ptolemy Capital, LLC. Mr. Stone serves as Director of the Stone Family Foundation and may be deemed to exercise voting and investment discretion over securities held by the Stone Family Foundation. The principal business address of Mr. Stone is 1250 Prospect Street, Suite 200, La Jolla, CA 92037. The principal business address of the Ptolemy Capital, LLC and the Stone Family Foundation is 1250 Prospect Street, Suite 200, La Jolla, CA 92037 and 501 Silverside Road Wilmington, DE 19809, respectively.

(14)	Mr. Capretti transitioned off of our Board in 2025 in connection with our IPO.
(15)	Mr. Kamen resigned from our Board, effective February 18, 2026.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP for the year ended December 31, 2025 are described below and under “Audit Committee Report.”
Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by Deloitte & Touche LLP for the years ended December 31, 2025 and 2024:

	2025	2024
Audit Fees(1)	$2,264,164	$322,433
Audit-Related Fees	—	$15,000
Tax Fees(2)	$571,211	$324,248
All Other Fees(3)	$1,895	$1,895

(1)
Audit fees consist of fees and expenses for the annual audit of our consolidated financial statements included in the Annual Report on Form 10-K, the quarterly reviews of our consolidated financial statements included in our Quarterly Report on Form 10-Q, accounting consultations, and services related to other regulatory filings made with the SEC including fees related to the IPO of $750,000 for the year ended December 31, 2025.

(2)	Tax fees relate to certain tax advisory services.
(3)	All other fees consist of access to Deloitte’s accounting research tool.
In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and BETA management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. Each year, the Audit Committee will pre-approve an amount for audit services, audit-related services and tax services to be used by the Company’s Chief Financial Officer and Chief Accounting Officer, or a designee of the Chief Financial Officer or Chief Accounting Officer, to use for audit projects, which projects require pre-approval by the Audit Committee.
The Audit Committee approved all services provided by Deloitte & Touche LLP. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.
Vote Required and Board Recommendation
Assuming a quorum is present, ratification of the appointment of Deloitte & Touche LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If BETA’s stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Deloitte & Touche LLP as our independent registered public accounting firm if it is determined that it is in BETA’s best interests to do so.
The Audit Committee and the Board recommend that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2026.

AUDIT COMMITTEE REPORT
The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. These oversight responsibilities include monitoring the integrity of our financial statements, the Company’s independent auditor’s qualifications and independence, and the performance of the Company’s independent auditor and our internal audit function, and compliance with legal and regulatory requirements.
Management has the primary responsibility for the financial statements and the reporting process, including establishing and maintaining our systems of internal controls over the preparation of the Company’s financial statements. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing an opinion on the financial statements.
In fulfilling its oversight responsibilities, the Audit Committee:
•	reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2025 with management;
•	discussed with our independent auditors, Deloitte & Touche LLP, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and
•
received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on the Audit Committee’s reviews and discussions described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.
The Audit Committee:

Michael Stone, Chair

Chuck Davis

General (RET) James McConville
The information contained in this report is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act unless and only to the extent that we specifically incorporate it by reference.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q: Why did I receive these materials?
The Board of BETA is soliciting your proxy to vote at the Annual Meeting (or at any postponement or adjournment of the meeting). Stockholders who own shares of our capital stock, composed of Class A common stock, par value $0.0001 per share and Class B common stock, par value $0.0001 per share, as of the Record Date are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about BETA.
Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by SEC rules, we are making this Proxy Statement and our annual report available to our stockholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this Proxy Statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the Proxy Statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
Householding. The SEC’s rules permit us to print an individual’s multiple accounts on a single notice or set of annual meeting materials. To take advantage of this opportunity, we have summarized on one notice or set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted stockholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any stockholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Corporate Issuer Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for stockholders who wish to receive individual copies of the proxy materials.
Q: Who will be entitled to vote?
Stockholders who own shares of our Common Stock as of the Record Date are entitled to vote at the Annual Meeting. Each share of our Class A common stock entitles its holders to one vote per share on all matters presented to our stockholders generally, and each share of Class B common stock entitles its holders to 40 votes per share on all matters presented to our stockholders generally. As of the Record Date, BETA had approximately 221,313,635 shares of Class A common stock outstanding and approximately 8,501,484 shares of Class B common stock outstanding, representing approximately 39.4% and 60.6% of the total voting power of our Common Stock, respectively. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Q: What will I be voting on?
You will be voting on:
1.	the re-election of three Class I directors to serve on the Board until the 2029 Annual Meeting and until their successors are duly elected and qualified;
2.	the ratification of the appointment of Deloitte & Touche LLP as BETA’s independent registered public accounting firm for the year ending December 31, 2026; and
3.	any other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Q: How does the Board recommend I vote on these matters?
The Board recommends you vote:
1.	FOR the re-election of John Abele, General (RET) James McConville, and John Slattery as Class I directors; and
2.	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026.
Q: How do I cast my vote?
Beneficial Stockholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank, or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder.
Registered Stockholders. If you hold shares in your own name, you are a registered stockholder and may vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/BETA2026. You will need your unique control number included on your proxy card or on the voting instructions form that accompany your proxy materials. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:
1.	via the Internet at www.proxyvote.com;
2.	by phone by calling 1-800-690-6903; or
3.	by signing and returning a proxy card.
Proxies submitted via the Internet or by telephone must be received by 11:59 p.m. (EDT) on May 28, 2026.
Q: Can I access the proxy materials electronically?
Yes. Your notice, proxy card or voting instruction form will contain instructions on how to:
1.	view our proxy materials for the Annual Meeting on the Internet; and
2.	instruct us to send our future proxy materials to you electronically by e-mail.
Our proxy materials are also available at www.proxyvote.com and our proxy materials will be available during the voting period starting on April 29, 2026.
Instead of receiving future copies of our proxy statement and annual reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.
Q: How may I change or revoke my proxy?
Beneficial Stockholders. Beneficial stockholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.
Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise by:
1.	via the Internet at www.proxyvote.com;
2.	by phone by calling 1-800-690-6903; or
3.	by signing and returning a proxy card.
Q: How can I attend the Annual Meeting?
The Annual Meeting is being held as a virtual-only meeting this year. If you are a stockholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/BETA2026 and providing your control number. This number is included in the Notice or on your proxy card.

If you are a stockholder holding your shares in “street name” as of the Record Date, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank or other nominee. You may not vote your shares via the Internet at the Annual Meeting unless you receive a valid proxy from your brokerage firm, bank, broker-dealer or other nominee holder. If you are not a stockholder as of the Record Date, you may still listen to the Annual Meeting, but will not be able to ask questions or vote at the meeting.
If you have questions, you may type them into the dialog box provided at any point during the meeting (until the floor is closed to questions).
Recording of the Annual Meeting will not be permitted.
Q: Why is the Annual Meeting virtual only?
We believe that a virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world, while reducing the costs and environmental impact associated with holding an in-person meeting.
Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 — ELECTION OF DIRECTORS
A plurality of the votes cast by the shares of Common Stock is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes “FOR” at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Votes that are “WITHHELD” with respect to one or more nominees will result in the respective nominee receiving fewer votes, but they will not count as votes against a nominee and will have no effect on the outcome of the election of those nominees because directors are elected by a plurality of the votes cast at the Annual Meeting. If you are a beneficial stockholder, your bank or broker is not permitted to vote your shares on this proposal if voting instructions are not received from you (this is commonly referred to as a “broker non-vote”). Broker non-votes are not considered votes cast and, therefore, will not impact the election of the nominees.
PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The affirmative vote of a majority of the voting power of the capital stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve Proposal 2. Abstentions will be counted as shares present and entitled to vote on Proposal 2 and will therefore have the same effect of a negative vote as a vote against Proposal 2. Since this is a “routine” matter, we do not expect there to be any broker non-votes with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2026.
Q: When will the results of the vote be announced?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Q: What is the deadline for submitting a stockholder proposal or director nomination for the 2027 Annual Meeting?
Stockholder proposals pursuant to SEC Rule 14a-8 for inclusion in BETA’s proxy statement and form of proxy for BETA’s 2027 annual meeting of stockholders, to be held in 2027, must be received by BETA at our principal executive offices at 1150 Airport Drive, South Burlington, VT 05403 no later than the close of business on December 30, 2026. Stockholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2027 (but not include it in BETA’s proxy materials) must provide written notice of such proposal to the Chief Legal Officer and Secretary at BETA’s principal executive offices no later than the close of business on March 13, 2027 and not earlier than the close of business on February 11, 2027, assuming BETA does not change the date of the 2027 annual meeting of stockholders by more than 30 days before or after the anniversary of the 2026 Annual Meeting. If so, BETA will release an updated time frame for stockholder proposals. Any stockholder proposal or director nomination must comply with the other provisions of BETA’s Bylaws and be submitted in writing to the Secretary at BETA’s principal executive offices.

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.
INCORPORATION BY REFERENCE
The Audit Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.
AVAILABILITY OF SEC FILINGS, CODE OF ETHICS AND COMMITTEE CHARTERS
Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Ethics, Corporate Governance Guidelines and the charters of the Audit Committee, Compensation Committee, and Nominating & Corporate Governance Committee, and any reports of beneficial ownership of our Class A common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding Class A common stock are posted on and may be obtained through our website, investors.beta.team, or may be requested in print, at no cost, by email at investors@beta.team or by mail at BETA Technologies, Inc., 1150 Airport Drive, South Burlington, VT 05403, Attention: Investor Relations.
WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is investors.beta.team. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this Proxy Statement.
COST OF PROXY SOLICITATION
BETA is paying the expenses of this solicitation. BETA will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and BETA will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of BETA may solicit proxies in person or by telephone, facsimile, email or other similar means.

BETA TECHNOLOGIES

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BETA2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V94622-P48880 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

BETA TECHNOLOGIES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John Abele
02) General (RET) James McConville
03) John Slattery

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting, and any adjournment or postpostment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

V94623-P48880

BETA TECHNOLOGIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 11, 2026 2:00 PM ET
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Kyle Clark and Brian Dunkiel, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of BETA TECHNOLOGIES, INC. that the stockholder(s) is/are entitled to vote at the virtual Annual Meeting of Stockholders to be held at 2:00 PM ET, on June 11, 2026 at www.virtualshareholdermeeting.com/BETA2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE